SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

THE COOPER COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

February 5, 2010

Dear Stockholder:

You are cordially invited to join us at the 2010 Annual Meeting of Stockholders of The Cooper Companies, Inc., which will be held at 9:00 a.m. (PDT) on March 17, 2010 at the Pleasanton Marriott, 11950 Dublin Canyon Road, Pleasanton, CA.

At the meeting, we will ask our stockholders to vote on proposals to elect a Board of Directors and to ratify the Audit Committee’s selection of our independent registered public accounting firm for the current fiscal year. If properly presented at the meeting, we will also ask our stockholders to vote on a stockholder proposal to recommend that the Company’s Board of Directors adopt a majority vote standard for uncontested director elections. These proposals are described in detail in the attached Proxy Statement. We have also included a copy of our 2009 Annual Report on Form 10-K, which contains information on our operations, markets and products and our audited financial statements for the 2009 fiscal year. We encourage you to read the Annual Report as it contains useful information regarding our performance over the past year.

Also enclosed is a proxy card, which will allow you to vote your shares if you do not wish to attend the meeting in person. Voting instructions are included on the proxy card.

I hope that you will take this opportunity to participate in the affairs of the company by voting on each of the proposals we are presenting at the meeting. YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please use the attached proxy card and instructions to submit your vote by proxy. You may vote using the proxy card by completing, signing and dating it, then returning it by mail. Also, most of our stockholders may now vote their shares by phone or through the internet. If phone or internet voting is available to you, instructions will be included on your proxy card. If you submit a proxy card and then you wish to change your vote or you choose to attend the meeting and wish to vote your shares in person, you may revoke your proxy. Additional information about voting your shares is included in the Proxy Statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

A. THOMAS BENDER

Chairman of the Board of Directors

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

Notice Of Annual Meeting Of Stockholders

To the Stockholders of

THE COOPER COMPANIES, INC.

The Annual Meeting of Stockholders of The Cooper Companies, Inc., a Delaware corporation, will be held on March 17, 2010, at the Pleasanton Marriott, 11950 Dublin Canyon Road, Pleasanton, CA, at 9:00 a.m. (PDT), for the purpose of considering and acting upon the following:

1.  The election of A. Thomas Bender, Michael H. Kalkstein, Jody S. Lindell, Donald Press, Steven Rosenberg, Allan E. Rubenstein, M.D., Robert S. Weiss and Stanley Zinberg, M.D. to our Board of Directors;

2.  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2010;

3.  A stockholder proposal; and

4.  The transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on January 29, 2010 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Enclosed with this Notice are a Proxy Statement, a proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended October 31, 2009.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, we encourage you to vote by completing the enclosed proxy card. Most stockholders can also vote their proxy by phone or internet by following the instructions on the proxy card.

By Order of the Board of Directors

CAROL R. KAUFMAN

Secretary

Dated: February 5, 2010

YOUR VOTE IS IMPORTANT

It is important that all stockholders be represented at the Annual Meeting. In order to assure your representation, whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly by mail. Most stockholders can also vote their shares on the internet or by phone. If this is an option for you, a toll-free phone number and/or a website address are included on the enclosed proxy card. If you choose to vote by phone or internet, you do not need to return your proxy card. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

The Cooper Companies, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders, or the Annual Meeting, on March 17, 2010, at the Pleasanton Marriott, 11950 Dublin Canyon Road, Pleasanton, CA, at 9:00 a.m. (PDT).

This Proxy Statement, and the accompanying proxy card, is first being mailed to our stockholders on or about February 10, 2010. It is being sent on our behalf by order of the Board of Directors, or the Board.

We have included a copy of our 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, or SEC, with this Proxy Statement. The Annual Report contains financial and other information about our business during our last fiscal year. You may also find useful information about the Company on our website at www.coopercos.com in the Investor Relations section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 17, 2010

Our Proxy Statement and Annual Report on Form 10-K are available at

http://investor.coopercos.com/financials.cfm

The following proxy materials are available for review at http://investor.coopercos.com/financials.cfm:

•	our 2010 Proxy Statement;

•	the proxy card;

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2009; and

•	any amendments to the foregoing materials that are required to be furnished to stockholders.

Directions to attend the Annual Meeting, where you may vote in person, can be found on our website at www.coopercos.com in the Investor Relations section.

Why am I receiving this Proxy Statement?

You have been sent this Proxy Statement because you were a stockholder, or held Company stock through a broker, bank or other third party, at the close of business on January 29, 2010, the record date for stockholders entitled to vote at the Annual Meeting.

What proposals will be considered at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals:

1.	The election of A. Thomas Bender, Michael H. Kalkstein, Jody S. Lindell, Donald Press, Steven Rosenberg, Allan E. Rubenstein, M.D., Robert S. Weiss and Stanley Zinberg, M.D. to our Board of Directors;

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2010;

3.	A stockholder proposal; and

4.	The transaction of any other business that may properly come before the meeting, or any adjournments or postponements thereof.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers will vote in accordance with their best judgment.

The Board recommends a vote “FOR” each of the nominees for director and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm. The Board recommends a vote “AGAINST” the stockholder proposal.

Who is entitled to vote at the Annual Meeting?

We have set January 29, 2010 as the Record Date for this year’s Annual Meeting. All stockholders who owned our stock at the close of business on the Record Date are entitled to this notice and to vote at the Annual Meeting and any adjournments or postponements thereof.

As of the Record Date, there were 45,726,158 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each outstanding share of our common stock is entitled to one vote at the Annual Meeting. You have one vote per share that you owned at the close of business on the Record Date.

How do I vote my shares?

As a stockholder, you can vote your shares in person at the Annual Meeting or vote by proxy. If you wish to vote by proxy, you can complete the attached proxy card and return it by mail in the envelope provided. Alternatively, many of our stockholders now have the option to vote their shares by telephone or via the internet. If phone or internet voting is available to you, instructions for voting by phone or through the internet will be included on your proxy card.

What happens if I vote my shares by proxy?

When you return a completed proxy card, or vote your shares by telephone or internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote on each of the presented proposals on your behalf as follows:

•	Shares will be voted FOR each of the individuals nominated to serve as directors;

•	Shares will be voted FOR ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2010; and

•	Shares will be voted AGAINST the stockholder proposal.

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by proxy, you may revoke or change your proxy instructions at any time prior to the casting of votes at the Annual Meeting by taking any of the following actions:

•	Execute and submit a new proxy card, or submit new voting instructions through telephonic or internet voting, if available to you; or

•	Notify Carol R. Kaufman, Secretary of our company, in writing that you wish to revoke your proxy; or

•	Attend the Annual Meeting and vote your shares in person.

Attending the Annual Meeting in person will not automatically revoke your proxy.

Who pays for the proxy solicitation and how will the Company solicit votes?

We pay all costs associated with the solicitation of proxies represented by the enclosed proxy card. We will also pay any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.

Proxies may be solicited by us on behalf of the Board by mail or in person, by telephone, via facsimile or e-mail. Proxies may be solicited on our behalf by any of our directors, officers or employees. Additionally, we have retained the firm of D.F. King & Co., Inc. to assist with the solicitation of proxies and will pay a fee of $15,500 for this service, plus reasonable costs and expenses.

How many votes must be present to hold the Annual Meeting?

In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the Record Date and entitled to vote. In accordance with our Amended and Restated Bylaws, or Bylaws, and Delaware law, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

What are Broker “Non-Votes”?

Broker “non-votes” occur when a broker is not permitted to vote on behalf of shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange, or the NYSE. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, NYSE rules determine whether the broker may vote the shares based on its own judgment or is required to withhold its vote, and the determination depends on the proposal being voted on.

How many votes are required to approve the proposals?

Directors will be elected by a plurality of the votes cast. The eight nominees with the greatest number of “FOR” votes will be elected as directors. Votes withheld will have no effect on the election of directors. Broker “non-votes” will be treated as though they are not entitled to vote and will not affect the outcome of the director elections.

The ratification of KPMG LLP as our independent registered public accounting firm and the stockholder proposal each require the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be treated as votes against the proposal. Broker “non-votes” will be treated as though they are not entitled to vote and will not affect the outcome of the proposals.

Detailed information regarding each of the proposals to be presented at the 2010 Annual Meeting, and the means for stockholders to present proposals to be considered at the 2011 Annual Meeting, are presented on the following pages. Additional information about us, our Board and its committees, equity ownership, compensation of officers and directors and other matters can be found in “Ownership of the Company” starting at page 6.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholder Proposals for Inclusion in the 2011 Proxy Statement

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2011 Annual Meeting under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, must submit their proposals to us no later than October 8, 2010. Proposals should be sent to Carol R. Kaufman, Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588.

Other Proposals and Stockholder Nominations for Director

Our Bylaws provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at the Annual Meeting must notify the company’s Secretary in writing no earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting and no later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting.

For the 2011 Annual Meeting, stockholders wishing to present proposals for consideration under these provisions must submit their nominations or proposals not earlier than November 17, 2010 and not later than December 17, 2010 in order to be considered. If, however, the date of the 2011 Annual Meeting is more than 30 days before or more than 70 days after March 17, 2011, stockholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public disclosure of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2011 Annual Meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to March 17, 2011, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. Nominations or proposals should be submitted, in writing, to Carol R. Kaufman, Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588. A stockholder’s notice to nominate a director or bring any other business before the 2011 Annual Meeting must set forth certain information specified in our Bylaws.

In addition, the Nominating Committee of the Board will consider suggestions from stockholders for nominees for election as directors to be presented at the 2011 Annual Meeting. The person proposing the nominee must be a stockholder entitled to vote at the 2011 Annual Meeting, and the nomination must be made pursuant to timely notice. Submitted proposals must be received between November 17, 2010 and December 17, 2010, and should include: (i) the nominee’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the stockholder submitting the proposal or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the stockholder or beneficial owner submitting the nomination. The Nominating Committee will consider nominees suggested by stockholders on the same terms as nominees selected by the Nominating Committee.

OWNERSHIP OF THE COMPANY

Principal Securityholders

The following table contains information regarding ownership of outstanding shares of our common stock by all individuals or groups who have advised us that they own more than five percent (5%) of our outstanding shares.

	Common Stock Beneficially Owned as of December 31, 2009
Name of Beneficial Owner	Number of Shares	Percentage of Shares
FMR LLC (1) 82 Devonshire Street Boston, MA 02109	5,404,073	11.965%
Shapiro Capital Management LLC (2) 3060 Peachtree Road N.W., Suite 1555 Atlanta, GA 30305	3,559,314	7.84%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	4,159,706	9.19%
RS Investment Management Co. LLC (4) 7 Hanover Square, Suite 900 New York, NY 10004	3,668,825	8.1%
NFJ Investment Group LLP (5) 2100 Ross Avenue, Suite 700 Dallas, TX 75201	2,913,100	6.5%
Kalmar Investments, Inc. (6) Barley Mill House 3701 Kennett Pike Wilmington, DE 19807	2,542,282	5.63%
Altrinsic Global Advisors LLC (7) 100 First Stamford Place 6th Floor East Stamford, CT 06902	2,444,899	5.42%

(1)	Based on information disclosed in a Schedule 13G filed by FMR LLC and Edward C. Johnson 3d on April 9, 2009. According to this Schedule 13G, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 4,965,893 of these shares; Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR LLC, beneficially owns 94,680 of these shares; Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 280,500 of these shares; and FIL Limited, a wholly-owned subsidiary of FMR LLC, beneficially owns 63,000 of these shares. Edward C. Johnson 3d and FMR LLC, through their control of the subsidiaries of FMR LLC, have the sole power to dispose of or direct the disposition of all 5,404,073 shares and the sole power to vote or direct the voting of 403,850 of these shares.

(2)	Based on information disclosed in a Schedule 13G filed by Shapiro Capital Management LLC and Samuel R. Shapiro on February 3, 2010. According to this Schedule 13G, Shapiro Capital Management beneficially owns and has the sole power to direct the disposition of 3,544,314 shares, the sole power to vote or direct the vote of 2,767,721 of these shares, and the shared power to vote or direct the vote of 776,593 of these shares; and Samuel R. Shapiro has the sole power to direct the disposition of and to vote or direct the vote of 15,000 of these shares.

(3)	Based on information disclosed in a Schedule 13G filed by BlackRock, Inc. on January 29, 2010. According to this Schedule 13G, BlackRock, Inc. beneficially owns, has the sole power to vote and to dispose of or direct the disposition of these 4,159,706 shares.

(4)	Based on information disclosed in a Schedule 13G filed by RS Investment Management Co. LLC on February 10, 2009. According to this Schedule 13G, RS Investment Management Co. LLC beneficially owns and has the shared power to direct the disposition of and to vote or direct the vote of these 3,668,825 shares. The Guardian Life Insurance Company of America and Guardian Investor Services LLC, through their control of RS Investment Management Co. LLC, also beneficially own and have the shared power to direct the disposition of and to vote or direct the vote of these 3,668,825 shares. RS Partners Fund beneficially owns and has the shared power to direct the disposition of and to vote or direct the vote of 2,372,728 of these shares.

(5)	Based on information disclosed in a Schedule 13G filed by NFJ Investment Group LLC on February 17, 2009. According to this Schedule 13G, NFJ Investment Group beneficially owns and has the sole power to direct the disposition of 2,913,100 of these shares and has the sole power to vote or direct the vote of 2,879,200 of these shares. NFJ Investment Group owns 2,322,800 of these shares on behalf of Allianz NFJ Small Cap Value Fund.

(6)	Based on information disclosed in a Schedule 13G filed by Kalmar Investments, Inc. on June 29, 2009. According to this Schedule 13G, Kalmar Investments beneficially owns and has the sole power to direct the disposition of 2,542,282 shares and has the sole power to vote or direct the vote of 983,882 of these shares.

(7)	Based on information disclosed in a Schedule 13G filed by Altrinsic Global Advisors LLC on February 10, 2009. According to this Schedule 13G, Altrinsic Global Advisors beneficially owns and has the shared power to direct the disposition and to vote or direct the vote of all 2,444,899 of these shares.

Securities Held by Management

The following table contains information regarding ownership of our common stock by each of our current directors, the executives named in the Summary Compensation Table and all of the current directors and executive officers as a group. The figures in this table represent sole voting and investment power except where otherwise indicated.

	Common Stock Beneficially Owned as of December 31, 2009
Name of Beneficial Owner	Number of Shares		Percentage of Shares
A. Thomas Bender	379,160	(1)	*
Michael H. Kalkstein	93,600	(2)	*
Jody S. Lindell	30,767	(3)	*
Moses Marx	162,532	(4)	*
Eugene J. Midlock	74,000	(5)	*
Nicholas J. Pichotta	58,377	(6)	*
Donald Press	140,549	(7)	*
Paul L. Remmell	123,725	(8)	*
Steven Rosenberg	130,704	(9)	*
Allan E. Rubenstein, M.D.	64,098	(10)	*
John A. Weber	69,163	(11)	*
Robert S. Weiss	423,090	(12)	*
Stanley Zinberg, M.D.	96,964	(13)	*
All current directors and executive officers as a group (17 persons)	2,244,813		4.96%

*	Less than 1%.

(1)	Includes 5,000 restricted shares granted to Mr. Bender pursuant to the terms of the 2006 Long-Term Incentive Plan for Non-Employee Directors, or the 2006 Directors’ Plan. Mr. Bender has sole voting power with respect to those 5,000 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 303,400 shares which Mr. Bender could acquire upon the exercise of currently exercisable stock options.

(2)	Includes 6,000 restricted shares granted to Mr. Kalkstein pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Mr. Kalkstein pursuant to the terms of the 1996 Directors’ Plan. Mr. Kalkstein has sole voting power with respect to these 7,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plan. Also includes 83,000 shares which Mr. Kalkstein could acquire upon the exercise of currently exercisable stock options.

(3)	Includes 6,667 restricted shares granted to Ms. Lindell pursuant to the terms of the 2006 Directors’ Plan. Ms. Lindell has sole voting power with respect to those 6,667 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 20,000 shares which Ms. Lindell could acquire upon the exercise of currently available stock options. Ms. Lindell’s exercisable stock options and shares subject to restrictions are held by the Matthews-Lindell Family Trust, an estate planning trust in which Ms. Lindell maintains 50% or greater control.

(4)	Includes 6,000 restricted shares granted to Mr. Marx pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Mr. Marx pursuant to the terms of the 1996 Directors’ Plan. Mr. Marx has sole voting power with respect to these 7,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plan. Also includes 55,000 shares which Mr. Marx could acquire upon the exercise of currently exercisable stock options.

(5)	Includes 69,000 shares which Mr. Midlock could acquire upon the exercise of currently exercisable stock options.

(6)	Includes 57,225 shares which Mr. Pichotta could acquire upon the exercise of currently exercisable stock options.

(7)	Includes 6,000 restricted shares granted to Mr. Press pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Mr. Press pursuant to the terms of the 1996 Directors’ Plan. Mr. Press has sole voting power with respect to these 7,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plan. Also includes 100,000 shares which Mr. Press could acquire upon the exercise of currently exercisable stock options.

(8)	Includes 123,725 shares which Mr. Remmell could acquire upon the exercise of currently exercisable stock options.

(9)	Includes 6,000 restricted shares granted to Mr. Rosenberg pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Mr. Rosenberg pursuant to the terms of the 1996 Directors’ Plan. Mr. Rosenberg has sole voting power with respect to these 7,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plan. Also includes 115,000 shares which Mr. Rosenberg could acquire upon the exercise of currently exercisable stock options.

(10)	Includes 6,000 restricted shares granted to Dr. Rubenstein pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Dr. Rubenstein pursuant to the terms of the 1996 Directors’ Plan. Dr. Rubenstein has sole voting power with respect to these 7,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plan. Also includes 49,700 shares which Dr. Rubenstein could acquire upon the exercise of currently exercisable stock options.

(11)	Includes 67,625 shares which Mr. Weber could acquire upon the exercise of currently exercisable stock options.

(12)	Includes 5,108 shares held on account for Mr. Weiss under our 401(k) Savings Plan and 323,450 shares which Mr. Weiss could acquire upon the exercise of currently exercisable stock options.

(13)	Includes 6,000 restricted shares granted to Dr. Zinberg pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Dr. Zinberg pursuant to the terms of the 1996 Directors’ Plan. Dr. Zinberg has sole voting power with respect to these 7,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plan. Also includes 85,000 shares which Dr. Zinberg could acquire upon the exercise of currently exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and anyone owning more than ten percent of a registered class of our equity securities to file reports detailing ownership and changes in ownership with the SEC and the NYSE. SEC regulations also require these persons to provide us with a copy of all reports filed.

Based on our review of the copies of forms and related amendments we have received, we believe that during and with respect to the 2009 fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent owners were met, with the exception of two transactions reportable on Form 4 by Albert G. White, III for the acquisition of shares under a dividend reinvestment plan he had in place with his broker during fiscal year 2009. The reinvestment instruction has been cancelled and a Form 4 for these transactions was filed when we became aware of the transactions.

CORPORATE GOVERNANCE

The Board of Directors

The Board is elected annually and each of our directors stands for election every year. Presently the Board is comprised of nine directors, and all except Messrs. Bender and Weiss have been determined by the Board to be independent. In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements for independence set forth by the NYSE and the SEC and that they have no relationship, direct or indirect, to us other than as stockholders or through their service on the Board. The Board and its active committees conduct regular self-evaluations and review director independence and committee composition to ensure continued compliance with regulations.

Messrs. Bender and Weiss both served as executive officers of the company within the past three fiscal years, and Mr. Weiss continues to serve as an executive officer in 2010. Mr. Weiss was compensated for his position as an executive and received no additional compensation for his service on the Board during the 2009 fiscal year. Directors who are not also employees, or Non-Employee Directors, are compensated for their services as described in “Director Compensation” on page 44.

Under our Corporate Governance Principles, directors are not permitted to serve on the boards of more than two other public companies while they serve on our Board.

Any interested party wishing to communicate with the Board, the Non-Employee Directors or a specific Board member, may do so by writing to the Board, the Non-Employee Directors or the particular Board member, and delivering the communication in person or mailing it to: Board of Directors, c/o Carol R. Kaufman, Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588. Communications will be distributed to specific Board members as directed by the stockholder in the communication. If addressed generally to the Board, communications may be distributed to specific members of the Board as appropriate, depending on the material outlined in the stockholder communication. For example, if a communication relates to accounting, internal accounting controls or auditing matters, unless otherwise specified, the communication will be forwarded to the Chairman of the Audit Committee. From time to time, the Board may change the process by means of which interested parties may communicate with the Board or its members. Please refer to our website at http://www.coopercos.com for any changes in this process.

Board Committees

The Board maintains five standing committees whose functions are described below. All members of the Corporate Governance, Nominating, Audit and Organization and Compensation Committees are independent directors. At the Board’s discretion, other committees may include directors who have not been determined to be independent. Committee membership is determined by the Board.

Each committee maintains a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. The committee charters are available in their entirety on our website at http://www.coopercos.com and to any stockholder otherwise requesting a copy.

The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) the qualifications, independence and performance of KPMG LLP in their role as our independent registered public accounting firm, (v) retention and engagement of our independent registered public accounting firm and oversight of their work and (vi) overseeing the performance of our internal audit function and reviewing our internal controls. The Audit Committee advises and makes recommendations to the Board regarding our financial, investment and accounting procedures and practices.

The members of the Audit Committee are Steven Rosenberg (Chair), Michael H. Kalkstein and Jody S. Lindell.

The Organization and Compensation Committee, or the Compensation Committee, reviews and approves all aspects of the compensation paid to our Chief Executive Officer and all executives identified by the Compensation Committee as officers under Section 16(a) of the Exchange Act. The Compensation Committee also approves all compensation for employees whose annual base salary is $300,000 or greater, regardless of whether they have been designated as officers under Section 16(a). Members of the Compensation Committee are not eligible to participate in any of our executive compensation programs.

The Compensation Committee approves base salary levels and overall compensation packages for the executive officers. The Compensation Committee also approves all awards under our equity and cash incentive bonus plans and has approval authority for all agreements providing for the payment of benefits following a change in control of the company, severance following a termination of employment or any other special arrangement with the executive officers or employees which would affect their compensation.

The members of the Compensation Committee are Michael H. Kalkstein (Chair), Jody S. Lindell, Donald Press and Allan E. Rubenstein, M.D.

The Corporate Governance Committee develops, implements, and maintains the corporate governance standards by which we conduct business, and advises and makes recommendations to the Board concerning our primary governance policies. The Corporate Governance Committee meets with the Chief Executive Officer and senior corporate staff as it deems appropriate.

The members of the Corporate Governance Committee are Donald Press (Chair), Steven Rosenberg and Stanley Zinberg, M.D.

The Nominating Committee identifies and selects qualified candidates for nomination to the Board. The Nominating Committee believes that nominees for election to the Board must possess certain minimum qualifications and attributes. Nominees: (i) must meet the objective independence requirements set forth by the SEC and NYSE (other than executive nominees), (ii) must exhibit strong personal integrity, character and ethics and a commitment to ethical business and accounting practices, (iii) must not serve on more than two other public company boards, (iv) must not be involved in on-going litigation with us or be employed by an entity which is engaged in such litigation, and (v) must not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct. The Nominating Committee will consider suggestions from stockholders for nominees for election as directors at our Annual Stockholder Meetings on the same terms as nominees selected by the Nominating Committee. Stockholder suggestions must be received on a timely basis and meet the criteria set forth in the information on Other Proposals and Stockholder Nominations for Director on page 5. As of the date of this Proxy Statement, no stockholder suggestions for director nominees have been received by the Nominating Committee. Except as set forth above, the Nominating Committee does not currently have a formal process for identifying and evaluating nominees for directors, including nominees recommended by stockholders.

The members of the Nominating Committee are Moses Marx (Chair), Allan E. Rubenstein, M.D. and Stanley Zinberg, M.D.

The Science and Technology Committee evaluates new and existing technologies. The Science and Technology Committee’s primary functions are to: (i) discuss technology that falls outside the usual scope of current business; (ii) periodically review our research and development projects and portfolio; (iii) annually review our key technologies and assess the position of these technologies versus third party products and process; and (iv) provide information and guidance to the Board on matters relating to science and technology. The Science and Technology Committee functions on an ad hoc basis.

The members of the Science and Technology Committee are Stanley Zinberg, M.D. (Chair), Allan E. Rubenstein, M.D., Robert S. Weiss and A. Thomas Bender.

Meetings

The Board and committees met as follows during our fiscal year ended October 31, 2009:

Number of Meetings
Board of Directors	9
Audit Committee.	10
Organization and Compensation Committee.	10
Corporate Governance Committee.	3
Nominating Committee.	1
Science and Technology Committee.	4

The Non-Employee Directors also meet routinely in executive session in connection with regular meetings of the Board and more often as they deem appropriate. Mr. Bender, as Chair, or Dr. Rubenstein, as Lead Director, presides over all executive sessions which they attend.

Currently we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will attend. Last year all of the directors attended.

During the 2009 fiscal year, each director attended at least 90% of the aggregate of board meetings and meetings of committees on which the director served.

Corporate Governance Policies

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance, and review company processes and procedures in light of such developments. We comply with the rules and regulations promulgated by the SEC and the NYSE and implement other corporate governance practices we believe are in the best interest of the company and its stockholders. We believe that the policies currently in place enhance our stockholders’ interests.

Governance Principles

The Board has approved a set of Corporate Governance Principles, or the Principles, for the company. The Principles are available in their entirety on our website at http://www.coopercos.com and to any stockholder otherwise requesting a copy. The Principles set out our standards for director qualifications, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, and performance evaluations of the Chief Executive Officer and of the Board and its committees.

Under the Principles, the Non-Employee Directors are required to maintain a minimum level of ownership in our common stock, as set by the Board in its discretion.

The Board has adopted ownership requirements for Non-Employee Directors, under which the Non-Employee Directors are expected to hold a number of shares equal in value to three times the amount of the annual stipend paid to them for their service on the Board. (For information on stipend levels, see “Director Compensation” on page 44.) We measure ownership value annually on the first day of the fiscal year based on an average of our stock’s closing prices on the last trading day of each of the prior four fiscal quarters. Shares held must be free of restrictions to meet the requirements.

Until the required ownership values are met, the Non-Employee Directors must retain 100% of the shares received on vesting of restricted stock and 100% of the shares received on exercise of stock options, net of any shares tendered or sold for payment of the exercise price. As of the date of this Proxy Statement, all of the Non-Employee Directors hold stock equal to, or in excess of, the minimum level of required ownership.

Ethics and Business Conduct Policy

We have adopted an Ethics and Business Conduct Policy, or Ethics Policy, that is available in its entirety on our website at http://www.coopercos.com and to any stockholder otherwise requesting a copy. All our employees, officers, and directors, including the Chief Executive Officer and Chief Financial Officer, are required to adhere to the Ethics Policy in discharging their work-related responsibilities. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Ethics Policy.

Amendments to the Ethics Policy, and any waivers from the Ethics Policy granted to directors or executive officers will be made available through our website. At this time, the Ethics Policy has been amended once since it was adopted and no waivers have been requested or granted.

Procedures for Handling Accounting Complaints

In keeping with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for receipt and handling of complaints we receive regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In furtherance of this goal, we have established a confidential hotline managed by an independent third-party vendor through which employees may report concerns about our business practices.

Related Party Transactions

We review all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for monitoring and obtaining information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in our proxy statement.

We have determined that there were no material related party transactions during the 2009 fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors—Steven Rosenberg (Chair), Michael H. Kalkstein and Jody S. Lindell. The Board has determined that all members of the Audit Committee are financially literate as required by the NYSE and has also determined that both Mr. Rosenberg and Ms. Lindell meet the qualifications of an audit committee financial expert as defined by the SEC.

The Audit Committee operates under a written charter adopted by the Board in December 2004 and amended in December 2006. The Audit Committee’s charter is available in its entirety on our website at http://www.coopercos.com and to any stockholder otherwise requesting a copy.

The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) review of our potential risk factors; (iv) the qualifications, independence and performance of KPMG LLP, or KPMG, in their role as our independent registered public accounting firm; (v) retention and engagement of our independent registered public accounting firm and oversight of their work and (vi) overseeing the performance of our internal audit function and reviewing our internal controls. The Audit Committee’s primary duties and responsibilities relate to:

a.	Management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and financial disclosure practices;

b.	Management’s establishment and maintenance of processes to assure that an adequate system of internal controls is functioning effectively within the company; and

c.	Engagement, retention and termination of our independent registered public accounting firm.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG, as the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG regarding the fair and complete presentation of the Company’s results and has engaged Ernst & Young LLP to assist in the assessment of the Company’s internal control over financial reporting.

The Audit Committee held 10 meetings during the 2009 fiscal year, including regular meetings in conjunction with the close of each fiscal quarter, during which the Audit Committee reviewed and discussed the Company’s financial statements with management and KPMG. These Audit Committee meetings included, when appropriate, executive sessions with KPMG and executive sessions without the presence of either KPMG or management.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2009 with the Company’s management and KPMG, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114 “The Auditor’s Communication With Those Charged With Governance.”

The Audit Committee also reviewed and discussed with KPMG, management, and Ernst & Young the processes and procedures associated with our assessment of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, including management’s assessment of such controls.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by KPMG. Under its charter, the Audit Committee must approve all engagements in advance. All engagements with estimated fees above $150,000 require consideration and approval by the full Audit Committee. The Chair of the Audit Committee has the authority to approve on behalf of the full Audit Committee all engagements with fees estimated to be below $150,000. Management recommendations are considered in connection with such engagements, but management has no authority to approve engagements.

In the 2009 fiscal year, the Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed KPMG’s independence from our company with the lead engagement partner. KPMG provided no non-audit services during the 2009 fiscal year. The Audit Committee or its Chair approved all audit, audit related, tax and other services provided by KPMG for the fiscal year ended October 31, 2009. The total fees paid or payable to KPMG for the last two fiscal years are as follows:

	Fiscal Year Ended October 31, 2009	Fiscal Year Ended October 31, 2008 (1)
Audit Fees	$3,968,117	$4,100,000

Audit Related Fees: Professional services rendered for employee benefit plan audits, accounting assistance in connection with acquisitions and consultations related to financial accounting and reporting standards

	$-0-	$-0-
Tax Fees	$-0-	$-0-
All Other Fees: Professional services rendered for corporate secretarial support	$-0-	$-0-

(1)	Due to a clerical error, fees for the fiscal year ended October 31, 2008 were originally reported as $4,112,380 based on a preliminary fee estimate. The amount reported in this table has been corrected to reflect the final fees as reported to the company by KPMG.

Based on the Audit Committee’s discussions with management and KPMG, the Audit Committee’s review of the representation of management and the written disclosures and the letter from KPMG to the Audit Committee, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009 for filing with the SEC.

THE AUDIT COMMITTEE

Steven Rosenberg (Chair)

Michael H. Kalkstein

Jody S. Lindell

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding our current executive officers who are not also directors:

Rodney E. Folden	Age: 62	Title:	Vice President & Corporate Controller

Mr. Folden has served as Vice President since March 2009 and as Corporate Controller since February 2004. He served as Assistant Corporate Controller from March 1994 to February 2004. He has also held a variety of financial positions since joining us in 1987.

Carol R. Kaufman	Age: 60	Title:	Sr. Vice President of Legal Affairs, Secretary & Chief Administrative Officer

Ms. Kaufman has served as Senior Vice President of Legal Affairs since December 2004. She has served as Vice President and Chief Administrative Officer since October 1995 and was elected Vice President of Legal Affairs and Secretary in March 1996. From January 1989 through September 1995, she served as Vice President, Secretary and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company. She previously held a variety of financial positions with Cooper Laboratories, Inc. (our former parent) since joining that company in 1971. Ms. Kaufman currently serves as a director, a member of the audit and compensation committees and chair of the nominating committee of the board of directors for Chindex, Inc. (NASDAQ: CHDX), a publicly traded distributor of medical equipment and services in China.

Daniel G. McBride, Esq.	Age: 45	Title:	Vice President & General Counsel

Mr. McBride has served as General Counsel since November 2007 and Vice President since July 2006. He also served as Senior Counsel from February 2005 through November 2007. Prior to joining us, Mr. McBride was an attorney with Latham & Watkins LLP from October 1998 to February 2005, concentrating on mergers and acquisitions and corporate finance matters.

Eugene J. Midlock	Age: 65	Title:	Senior Vice President & Chief Financial Officer

Mr. Midlock has served as Senior Vice President and Chief Financial Officer since February 2008. Prior to that he served as the Vice President, Finance from November 2007 to February 2008 and as Vice President, Taxes from January 2005 to October 2007. From November 2003 until December 2004 he served as our consultant. During this period he also served as an instructor in the Master of Science in Taxation program of San Jose State University. From 1979 until he retired in 2002 he was a partner and held a number of leadership positions with KPMG.

Nicholas J. Pichotta	Age: 65	Title:	Chief Executive Officer of CooperSurgical, Inc.

Mr. Pichotta has served as Chief Executive Officer of CooperSurgical, our women’s healthcare business, since September 1992, where he is primarily responsible for all merger and acquisition activity. He also served as President of CooperSurgical from September 1992 to December 2004. Prior to that he held various management positions with us from September 1989.

Paul L. Remmell	Age: 52	Title:	President & Chief Operating Officer of CooperSurgical, Inc.

Mr. Remmell has been President of CooperSurgical since December 2004. He also has served as Chief Operating Officer of CooperSurgical since October 2000 and previously served as Vice President of Finance of CooperSurgical from 1991 to December 2004.

John A. Weber	Age: 45	Title:	President of CooperVision, Inc.

Mr. Weber has served as President of CooperVision since February 2008. Prior to that he served as President, Asia Pacific of CooperVision from April 2007 to February 2008 and as Vice President, Worldwide Manufacturing & Distribution of CooperVision from January 2005 to March 2007. He previously served as Executive Vice President, Worldwide Operations of Ocular Sciences from July 2003 to December 2004 and as Vice President, Manufacturing of Ocular Sciences from January 2001 to July 2003. Mr. Weber served in various other management positions at Ocular Sciences between 1993 and 2001.

Albert G. White III	Age: 40	Title:	Vice President, Investor Relations & Treasurer

Mr. White has served as Vice President, Investor Relations since November 2007 and has served as Vice President and Treasurer since joining us in April 2006. Prior to that he served as a Director with KeyBanc Capital Markets for three years and in a number of leadership positions within KeyBank National Association over the prior eight years.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009.

ORGANIZATION AND COMPENSATION COMMITTEE

Michael H. Kalkstein (Chair)

Jody S. Lindell

Donald Press

Allan E. Rubenstein, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is directed by the Organization and Compensation Committee of the Board, or the Compensation Committee. The program is designed to provide compensation for our executive officers, including our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives, who are referred to as our Named Executive Officers, which is appropriately competitive within our industry and closely tied to our company performance and stockholder returns. Our compensation structure for our executives has three primary components:

•	base salary;

•	annual cash incentive bonus; and

•	long-term equity incentive awards.

The Compensation Committee determines base salary levels, annual cash incentive bonus targets and long-term equity awards for the Named Executive Officers based on the responsibilities of each executive’s position, the executive’s experience level, assessment of executive performance, comparative peer group company information and review with outside compensation consultants.

Compensation Objectives

The Compensation Committee specifically believes that our compensation program should:

•	Link compensation to a combination of individual achievement, company performance and stockholder returns;

•	Encourage achievement of both short-term operational goals and long-term strategic objectives;

•	Structure executive incentive compensation in a way that provides award opportunities based on company performance objectives;

•

Maintain a proper balance between fixed and variable compensation, and long-term and short-term incentives, with the compensation of senior executives more closely tied to company performance to reflect their responsibility for the company’s overall performance; and

•	Provide sufficiently competitive compensation packages to attract and retain high caliber personnel.

For the Named Executive Officers, the Compensation Committee intends performance-based compensation to comprise a significant portion of total compensation. Based on this philosophy, the Compensation Committee structures executive compensation packages to make a significant portion of total compensation dependent on both long-term and short-term company performance, while targeting total compensation at competitive levels within our industry and geographic region. For the 2009 fiscal year, 50-60% of compensation for the Named Executive Officers was performance based, and 67% of the compensation for the Chief Executive Officer was performance based.

The Compensation Committee has historically set targeted total compensation (salaries, short-term incentive bonus, and long-term equity incentive awards) at or below median levels of the peer group, after adjusting for performance and company size. However, total compensation can exceed median levels if our short-term and long-term goals are exceeded based on the Compensation Committee’s philosophy to reward performance which creates positive returns for stockholders.

Emphasis on Performance

The Compensation Committee receives regular updates on our business results from management and reviews the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Compensation Committee also regularly reviews information, including reported revenue, profit levels, market capitalization and disclosed governance practices, regarding our peer companies to assess our comparative performance and organizational structure. The Compensation Committee uses management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The Compensation Committee takes the view that a close connection between compensation and performance objectives encourages our executives to make decisions that will result in significant positive short-term and long-term returns for our business and our stockholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the Named Executive Officers, the business or our stockholders.

Based on these reports and assessments, the Compensation Committee regularly evaluates and restructures both the short-term and long-term performance compensation for the Named Executive Officers to ensure alignment with our business objectives.

The Incentive Payment Plans, which govern short-term bonuses, are revised on an annual basis to reflect our fiscal year goals. The Compensation Committee has, over time, increased the emphasis on objectively determined quantitative awards under our annual Incentive Payment Plans, which results in lower annual bonus payments if our results do not meet our incentive bonus targets. However, the Compensation Committee has continued its prior practice of retaining substantial discretion with which to effectively decrease or increase the short-term bonuses of the executives where it believes circumstances justify doing so. The Compensation Committee works closely with both its independent compensation consultant and management to structure the Incentive Payment Plans at the beginning of the year, and to decide whether to exercise its discretion to modify the plan and/or the determination of the amount of annual bonus payments.

The Compensation Committee also works closely with management regarding long-term equity incentives and has increased its use of performance based equity awards, which emphasize stockholder returns while providing enhanced retention value for key executives. A significant decline in stock price over the past five years has resulted in many of the stock option awards made prior to the 2008 fiscal year having neither economic value for the Named Executive Officers, nor retention value for us. As our stock price has recovered, the Named Executive Officers have begun to recognize value in certain of these long-term awards.

In fiscal year 2009, we achieved significant performance and financial goals, including the launch of new products in both our vision and surgical businesses, increases in cash flow and select restructuring of operating management to improve business efficiencies. Despite these operational gains, like many companies, our results were affected by the disruption of the global financial markets and national economic issues. Cumulatively, these factors have caused actual total compensation for fiscal year 2009 for all of our Named Executive Officers to be below the median for our peer group and for total compensation for our CEO to be closer to the 25th percentile for our peer group.

Further discussion of the short-term and long-term incentives for our Named Executive Officers appears below in “Components of Compensation—Annual Cash Incentive Bonus” and “Components of Compensation—Equity Awards”.

Role of the Independent Compensation Consultant

The Compensation Committee has retained J. Richard & Co., or J. Richard, an independent executive compensation consulting firm, to assist with compensation analysis. In this capacity, J. Richard reports only to the Compensation Committee and does no other work for us. The Compensation Committee has sole authority to determine the terms of J. Richard’s employment and J. Richard’s interactions with management are generally limited to information provided to the Compensation Committee for approval.

J. Richard provides the Compensation Committee with comparative peer group data and information regarding key trends and developments in both cash and equity compensation for comparable publicly traded companies. J. Richard also assists in setting equity award levels and other forms of compensation.

At the request of the Compensation Committee, J. Richard provides routine compensation advice, and evaluates compensation recommendations from management and management’s compensation consultant. J. Richard also provides an annual report reviewing Named Executive Officer compensation and providing comparative information based on the designated peer group. Executive level positions, including the Chief Executive Officer, are compared to similar positions, based on company size and relative authority level, to determine appropriate compensation levels. J. Richard also performs a regression analysis to normalize the information contained in the report, which allows the Compensation Committee to fairly assess the comparability of the compensation utilized by companies of varying sizes within the peer group. The Compensation Committee uses the information presented in this report and advice from J. Richard to evaluate our compensation levels against those in the peer group. In making its compensation decisions, the Compensation Committee also uses J. Richard to evaluate and consider management recommendations, including the recommendations of management’s compensation consultants.

Role of Management in Compensation Decisions

Management has retained Frederic W. Cook & Co, Inc., or Frederic Cook, an executive compensation firm, to serve as management’s compensation consultant and to assist with management’s recommendations for the peer group and executive compensation. Management utilizes Frederic Cook’s analyses to develop compensation recommendations for presentation to the Compensation Committee with regard to salary, annual bonus, long-term equity compensation, and total compensation of the Named Executive Officers, as well as various other elements of our compensation program, such as contractual arrangements and stock ownership guidelines. Mr. Weiss, as Chief Executive Officer, has final authority for the retention of Frederic Cook.

Mr. Weiss provides recommendations regarding: (i) appropriate peer group companies, (ii) base salary and salary increases, (iii) achievement of targets and awards under our Incentive Payment Plans, (iv) appropriate overall annual equity grant levels and the structure of these grants, and (v) special compensation awards to executives who have shown outstanding achievements during the year or on special projects. Mr. Weiss also makes specific recommendations to the Compensation Committee as to how these grants and awards should be allocated to the management team.

The Compensation Committee gives full consideration to management recommendations and discusses these recommendations extensively with both J. Richard and Frederic Cook at meetings of the Compensation Committee.

Peer Group Selection

The Compensation Committee has authority over the selection of an appropriate comparative peer group for compensation assessment. In addition to using peer group analysis, the Compensation Committee also receives and reviews broader, general industry compensation data. The Compensation

Committee selects and regularly reviews the peer group, with input from management, J. Richard and Frederic Cook. Recommendations for the peer group are initially developed by management and Frederic Cook from publicly traded companies headquartered in the United States based on:

•	similarity of product lines or industry;

•	similarity in company size as measured through annual revenue, market capitalization, operating margins and other financial measures of organizational scope and complexity; and

•	the competitive market for executive talent.

The Compensation Committee reviewed and revised the peer group designations in October 2008. In that revision, Apria Healthcare Group, Inc., Beckman Coulter, Inc., Mentor Corporation and Respironics, Inc. were removed from the peer group and Conmed Corporation, Haemonetics Corporation, Integra Lifesciences Holding Corp, Perkin Elmer, Inc., Resmed, Inc., Sirona Dental Systems, Inc., Varian Medical, Inc. and West Pharmaceutical Services, Inc. were added.

In making recommendations for an appropriate peer group selection, management and Frederic Cook considered companies which (i) were relative in size based on revenue between $500 million to $2 billion, (ii) were within the medical device industry, (iii) had a revenue to asset ratio of between $0.5 to $3 per $1 of assets and (iv) had a similarity of product lines.

Base salary, target bonus compensation and equity awards for fiscal year 2009 were set based, in part, on the October 2008 peer group. This peer group comprised the following companies:

Advanced Medical Optics, Inc.	Kinetic Concepts, Inc.
Bio-Rad Laboratories, Inc.	Millipore Corporation
Conmed Corporation	PerkinElmer, Inc.
Dentsply International, Inc.	Resmed, Inc.
Edwards Lifesciences Corporation	Steris Corporation
Haemonetics Corporation	Sirona Dental Systems, Inc
Integra Lifesciences Holding Corporation	Varian Medical, Inc.
Invitrogen Corporation	West Pharmaceutical Services, Inc.

The Compensation Committee reviewed and revised the peer group designations again in July 2009. At that time, Advanced Medical Optics, Inc. and Invitrogen Corporation were removed from the peer group due to mergers and American Medical Systems, Inc., Bruker Corporation, Hologic, Inc. and Waters Corporation were added to the peer group.

Stock Ownership Guidelines

The Compensation Committee has implemented guidelines for stock ownership by certain executive officers based on position, including the Named Executive Officers. Under these guidelines, the Named Executive Officers are encouraged to hold an amount of Company stock equal to a designated multiple of their base salary. In order to meet the ownership guidelines, they are expected to retain a percentage of shares acquired, net of taxes and share purchase price, upon the exercise of stock options or vesting of full-value awards, referred to as net profit shares, until they have achieved their recommended ownership targets. Individual ownership and retention targets for the Named Executive Officers are:

Name	Multiple of Salary to be Held	% of Net Profit Shares to Retain
Robert S. Weiss	3 times base salary	100%
Eugene J. Midlock	2 times base salary	50%
John A. Weber	2 times base salary	50%
Nicholas J. Pichotta	Equal to base salary	25%
Paul L. Remmell	Equal to base salary	25%

The Compensation Committee adopted these guidelines in fiscal year 2008 to provide appropriate measures to encourage stock ownership and encourage executives to take a direct ownership interest in our Company, apart from equity awards. The Compensation Committee believes the guidelines provide compliance standards that encourage the Named Executive Officers to accumulate ownership as they realize value from our equity grants.

Compliance with the retention guidelines and achievement of recommended ownership amounts are evaluated at the end of each fiscal year and regular reports are provided to the Compensation Committee for review and consideration. As of the end of fiscal 2009, the Named Executive Officers are all in compliance with the ownership guidelines. Non-compliance will be considered on a case by case basis at the Compensation Committee’s discretion.

Chief Executive Officer Compensation

Compensation for the Chief Executive Officer is appropriately and significantly higher than the compensation for the other Named Executive Officers in recognition of his overall responsibility for our performance and the significant role that he plays in our management and operations. This practice also reflects peer group and general industry compensation practices.

At the beginning of the 2008 fiscal year, Robert S. Weiss assumed the position of Chief Executive Officer. Previous to his election, he served as our Chief Operating Officer from January 2005. Although in connection with this promotion, he received a significant increase in his salary, target award level under our Incentive Payment Plans and level of equity award grants in recognition of his new responsibilities, his initial total target compensation for fiscal 2008 as set by the Compensation Committee was significantly below both the peer group median for the CEO position and below what had been paid to our prior CEO.

In setting Mr. Weiss’ compensation levels for fiscal year 2009, the Compensation Committee reviewed four factors as follows: (i) his compensation relative to our designated peer group, (ii) the business objectives that were approved for him for the prior fiscal year, (iii) his performance relative to these objectives and (iv) Mr. Weiss’ assessment of his own performance as CEO. The Compensation Committee also reviewed recommendations from Frederic Cook and J. Richard, and did its own assessment of Mr. Weiss’ performance which was discussed with the full Board. The Compensation Committee determined that it would be appropriate to increase Mr. Weiss’ target compensation to bring his total compensation closer to the median for the peer group if our short- and long-term goals are met, because Mr. Weiss had met or exceeded the objectives set for him during the prior fiscal year.

However, based on the economic climate in the fall of 2008, and its potential impact on our industry and on us as a company, Mr. Weiss recommended, and the Compensation Committee implemented, a freeze on substantially all salary increases for fiscal year 2009. At Mr. Weiss’ request, this freeze also applied to his salary, despite the Compensation Committee’s positive evaluation of his performance and the relatively lower initial total target compensation initially set for him as described above. In lieu of an increase to Mr. Weiss’ base salary, the Compensation Committee chose to grant him an award of 20,000 stock options, with a one year vesting term.

Components of Compensation

Base Salary

Annual salary payments are an accepted part of executive compensation. Therefore, in keeping with industry and general business practice, we pay a base salary to each of our Named Executive Officers. These salaries are evaluated annually for appropriateness.

Base salaries for the Named Executive Officers are generally set at or below median levels for the peer group, after adjustments for company size and performance. The Compensation Committee sets base salary levels to remain competitive with the peer group without reducing emphasis on performance-based compensation components. The Compensation Committee evaluates executive base salary levels annually. Increases in annual base salary depend on changes in executive responsibility, overall execution of duties throughout the prior fiscal year and company performance relative to predetermined performance objectives and peer group performance. Competitive market changes and conditions are also taken into account. Mid-year base salary increases may be granted based on special circumstances, such as a significant change in job responsibility or promotion.

Over the past five years, the weighting of base salaries comparative to total compensation has declined. This weighting creates increased emphasis on compensation dependent on achievement of our annual and long-term business objectives. Base salary currently constitutes approximately 35 to 40% of targeted total compensation for the Named Executive Officers. We think this weighting provides the appropriate balance between fixed and variable compensation, with an emphasis on performance compensation, while maintaining a competitive compensation package that will attract and retain high caliber personnel in accordance with our compensation objectives.

For fiscal year 2009, salaries for the Named Executive Officers were frozen at fiscal year 2008 levels. This decision was based both on Company performance and consideration of the unrest in global financial markets and economy. Over the past five years, aside from increases for promotions, base salaries for the Named Executive Officers have generally not been increased by more than 5% per year. The base salary for the Chief Executive Officer is also well below the peer group median, as discussed above.

Annual Cash Incentive Bonus

We pay annual cash bonuses to our Named Executive Officers based on the achievement of business goals set for the fiscal year. Payment of annual bonuses based on short-term performance goals is a common industry and business practice, and we feel that bonus payments provide a useful tool by creating a strong economic incentive for our Named Executive Officers to achieve our business objectives.

The Compensation Committee annually adopts an Incentive Payment Plan to provide short-term cash incentives for the Named Executive Officers and other key employees. The Incentive Payment Plan ties a significant portion of target executive compensation directly to our annual performance. Based on the approved fiscal year budget, management presents a proposed Incentive Payment Plan to the Compensation Committee for review, revision and approval. Awards for fiscal 2009 were targeted to place approximately 20 to 35% of an individual’s total compensation dependent on achievement of the 2009 Incentive Payment Plan criteria. This weighting is in line with our compensation objectives and our emphasis on having a significant portion of executives’ compensation based on performance.

The Compensation Committee sets Named Executive Officer participation levels under the Incentive Payment Plan, which determines the executive’s potential award as a designated percentage of his or her base salary for the fiscal year. The Incentive Payment Plan has two components and awards are based on: (i) achievement of specified objectively determined financial targets and (ii) discretionary evaluation by the Compensation Committee of the executive’s performance. The Compensation Committee and management annually update the target criteria and relative weighting to align compensation under the incentive payment plans with achievement of our financial objectives in the coming year.

Under the 2009 Incentive Payment Plan, 75% of each Named Executive Officer’s potential bonus was tied to achievement of budgeted financial criteria, as described below under “Quantitative

Targets”, and 25% of each Named Executive Officer’s potential bonus was subject to the discretion of the Compensation Committee as described below under “Discretionary Targets”. This split between quantitative and discretionary achievement was adopted to place emphasis on the achievement of measurable, quantifiable business gains, while still allowing the Compensation Committee a discretionary amount that can be used to adjust award payments based on individual executive achievements outside of the quantitative targets.

These targets, and the associated weightings, were set based on key objectives for fiscal year 2009 reflected in our annual budget, as presented to and approved by the Board. The 2009 Incentive Payment Plan also provides for reduction of quantitative awards by up to 25%, regardless of whether achievement targets were met. This reduction can be made at the Compensation Committee’s discretion if it feels awards at actual achievement are not merited.

The 2009 Incentive Payment Plan also provided the Compensation Committee with the discretion to decrease or cancel award payments in the event that the first two months of fiscal 2010 reflected negative anomalies that were attributable to fiscal 2009.

For fiscal 2009, bonus awards for Messrs. Weiss, Midlock and Weber were funded only if our reported earnings per share, after taking into account the bonus pool, was at least $2.36 per share (as later adjusted as described below). Accordingly, to fund 100% of targeted bonuses the earnings per share (without deductions for the bonus pool) would have needed to be $2.51 per share. Earnings in excess of the amount necessary to achieve the targeted reported earnings per share of $2.36 (referred to as “incremental earnings”) were used to fund the bonus pool and, thus, ultimately determine the amount of bonus earned. If 100% of the targeted bonus pool was funded (at a $2.51 earnings per share before deduction for the bonus pool), 25% of any additional incremental earnings would be added to the bonus pool.

For Messrs. Pichotta and Remmell, the quantitative criteria were evaluated separately when determining achievement. Consistent with prior year plans, award achievement for the CooperSurgical executives was measured based on actual budget achievement, rather than incremental earnings over the targeted budget amounts. In order for a total award payment associated with quantitative criteria to exceed 100%, both of the quantitative criteria had to be achieved at a level of 95% of budget or greater.

The executives from CooperSurgical were measured based on CooperSurgical performance, rather than overall company earnings per share and cash flow as used for Corporate and CooperVision executives, based on CooperSurgical’s size and relative impact on our overall performance. CooperSurgical represents a smaller portion of our business and we believed it would be appropriate to have separate and distinct financial metrics for fiscal 2009. Therefore, we chose to measure against actual achievement for the business division.

For all participants, the maximum total award payment associated with quantitative criteria was capped at 200% of the target awards.

Quantitative Targets for Corporate Headquarters and CooperVision

Under the 2009 Incentive Payment Plan, the quantitative targets for Messrs. Weiss, Midlock and Weber were based on achievement of targeted reported earnings per share and cash flow of $2.36 per share and $50 million, respectively, weighted under the plan as follows:

•	37.5% to earnings per share; and

•	37.5% to cash flow.

These criteria were further weighted in the 2009 Incentive Payment Plan to provide for no bonus achievement unless actual reported earnings per share after adjustment for the bonuses equaled $2.36, regardless of cash flow achievement, and to provide that even after such quantitative targets were met, awards were determined only by the amount of funding of the bonus pool, as described above. The Compensation Committee approved this structure for bonus achievement based on recommendations from senior management in order to emphasize earnings per share and stockholder returns during fiscal year 2009. If the mechanics of the bonus plan had not been changed from prior years, bonus awards for Messrs. Weiss, Midlock and Weber would have been significantly higher for 2009.

The 2009 Incentive Payment Plan provides the Compensation Committee with the discretion to include or exclude some or all non-recurring, non-controllable or discretionary variances in the targets, including acquisitions approved by the Board, in determining award payments. The terms of the Incentive Payment Plan provide that acquisitions will be incorporated as adjustments to budget targets based on deal sheets presented to and approved by the Board at the time of the acquisition. Other non-recurring events and variances are presented to the Compensation Committee by management prior to determination of award achievement for the fiscal year as they occur.

In determining quantitative award achievement for Messrs. Weiss, Midlock and Weber, the following adjustments were made to the targets for earnings per share:

•	The target was reduced by $0.07 to $2.29 due to an acquisition approved by our Board of Directors which was anticipated, but not final, at the time the targets were set based on our budget.

•	The target was reduced by $0.08 to $2.21 to account for the costs of the closure of our facility in Norfolk, Virginia and the partial closure of our facility in Adelaide, Australia.

The election to exclude the impact of the facility closures was made at the Compensation Committee’s discretion, as permitted by the terms of the 2009 Incentive Payment Plan, after the close of the 2009 fiscal year and prior to determination of award achievement. In making this determination, the Compensation Committee noted that the facility closures were made possible by increased manufacturing efficiencies and significant positive efforts by the executive team to improve our business structure. Under the Plan’s targets and structure as adopted, the Compensation Committee was faced with a situation where the executive team achieved significant positive performance during the fiscal year and made operating decisions and recommendations to the Board appropriate to our future, despite the knowledge that the accounting impact of the facility closures would negatively impact bonus results for the year. The Compensation Committee reviewed the accounting impact with the Audit Committee and chose to exclude the impact of the closures from the bonus calculations, so as to not penalize the Named Executive Officers for positive performance and for carrying out actions which were in the long-term interest of the company and its shareholders.

For fiscal year 2009, our reported earnings per share was $2.21, including an accrual that provided funding for the bonus pool at 43% of the targeted bonus. A portion of this 43% was allocated to fund the discretionary portion of the bonus. Additionally, cash flow for 2009 was $129 million, which was in excess of the $50 million target. Accordingly, the qualitative portion of the bonus was earned according to the following:

Quantitative Criteria	Actual Budget Achievement	Incremental Earnings Accrued	% of Award Funded (Target)
Earnings Per Share	100%	9%	9%(37.5%	)
Cash flow	100%	9%	9%(37.5%	)
Total		18%	18%(75%	)

Quantitative Targets for CooperSurgical

Targets for Messrs. Pichotta and Remmell were based on achievement of budgeted operating income, measured in accordance with Generally Accepted Accounting Principles, and cash flow for CooperSurgical of $35.8 million and $27.5 million, respectively, weighted equally under the plan as follows:

•	37.5% to operating income; and

•	37.5% to cash flow.

Bonus awards for Messrs. Pichotta and Remmell were determined by financial results for CooperSurgical. For fiscal year 2009, the actual percentage of budget achieved at CooperSurgical for operating income and cash flow were:

Quantitative Criteria	Actual Budget Achievement	Award Achievement Earned (Target)
Operating income	110%	60%(37.5%)
Cash flow	172%	75%(37.5%)
Total		135%(75%)

Discretionary Criteria

The remaining 25% of each Named Executive Officer’s potential bonus under the 2009 Incentive Payment Plan was subject to the discretion of the Compensation Committee and could be adjusted as deemed appropriate. The Compensation Committee may choose to significantly increase or decrease the discretionary portion of bonus awards for the Named Executive Officers based on individual performance, our overall company performance or any other factors as the Compensation Committee believes are appropriate. This determination is a subjective decision of the Compensation Committee and is not formulaically linked to achievement levels under the Incentive Payment Plan.

Messrs. Weiss, Midlock and Weber received the full discretionary bonus award of 25%, resulting in a total award of 43% of their total targeted bonus. The Compensation Committee approved the award of the full discretionary portion of the bonus award for these executives based on company performance and executive achievements. During the 2009 fiscal year, under the leadership of these executives, we continued to increase our efficiency through restructuring, experienced growth in sales over prior year in excess of market rates, increased our market share, expanded our product capacity and introduced several new products, including our Biofinity Toric contact lens, and developed our long range plan.

Messrs. Remmell and Pichotta received 15% and 20%, respectively, of the possible 25% of the discretionary award, resulting in total awards of 150% and 155%, respectively, of their total targeted bonus achievement. Despite CooperSurgical’s exceptional quantitative performance, the Compensation Committee chose to reduce the discretionary award for these executives after giving consideration to their efforts, an assessment of marketing decisions and a product recall.

Total Bonus Awards

Each Named Executive Officer’s total targeted bonus and actual awards for fiscal year 2009, including both quantitative and qualitative amounts, as a percentage of salary is as follows:

Named Executive Officer	2009 IPP Target as % of salary	Quantitative Achievement	Discretionary Achievement	Actual 2009 IPP Award as % of salary (1)	Actual Bonus Paid
Robert S. Weiss	100%	18%	25%	43%	$258,000
Eugene J. Midlock	60%	18%	25%	25.8%	$98,040
John A. Weber	60%	18%	25%	25.8%	$92,880
Nicholas J. Pichotta	45%	135%	20%	69.8%	$209,250
Paul L. Remmell	45%	135%	15%	67.5%	$199,125

(1)	Percentage reflects target percentage multiplied by actual award achievement.

Equity Awards

We grant long-term equity awards to provide retention incentives and to tie a significant portion of executive compensation to our long-term goals. The Compensation Committee made equity incentive awards to Named Executive Officers for fiscal year 2009 under our 2007 Long-Term Incentive Plan, or the 2007 LTIP. All stock options awarded in fiscal year 2009 were granted at 100% of fair market value on the date of grant, defined by the 2007 LTIP as the closing price of our stock on the New York Stock Exchange, and vest over time. For fiscal 2009, the economic value of equity awards comprised approximately 35% of target compensation for the Named Executive Officers.

Form of Equity Awards

The Compensation Committee has historically granted long-term compensation in the form of stock options. We were an early adopter of market performance dependent vesting criteria and have applied stock performance requirements to our equity awards for over fifteen years, generally in the form of vesting based on designated increases in the average trading price of our stock. When our performance is not recognized by the market through stock price appreciation, these equity awards do not deliver any value to the Named Executive Officers.

Over the past five years, the Compensation Committee has adjusted the structure of executive stock options to use more time-based vesting criteria or a combination of time-based and market performance criteria. The Compensation Committee has transitioned to time-based vesting to provide a greater retention incentive to our executives. Most of the option grants made in the past five years no longer have meaningful near-term retention value because our stock price has fallen well below the exercise price of those prior grants. The Compensation Committee primarily used time-based vesting for options granted to the Named Executive Officers during fiscal year 2009.

The Compensation Committee has also adopted the use of performance shares for awards to the Named Executive Officers. The Committee began granting performance shares in 2009 and plans to continue to grant performance shares annually with vesting criteria such that these awards will only have value when we achieve specific goals with regard to earnings per share over a three year performance period. The Compensation Committee believes that these awards reflect the direct influence that our executives have on our achievement of long-term performance, and earnings per share was selected as the target due to the strong link this metric has to stockholder returns.

Grant Process and Timing

The decision of whether to grant equity awards in a given fiscal year, and the nature of those awards, is made by the full Board based on a recommendation from the Compensation Committee. The

Compensation Committee’s recommendation addresses whether and to what extent equity grants should be made, based on business conditions, an analysis based on the economic value of an estimated total grant amount and our level of overhang. The Compensation Committee considers the total economic and compensation value of potential awards, retention effectiveness, accounting cost to us and effect on stockholder dilution in determining the recommended total amount of awards to be made for the fiscal year. The Compensation Committee also considers the economic and accounting implications of FASB Accounting Standards Codification Topic 718 (ASC 718), Compensation-Stock Compensation (formerly referred to as Statement of Financial Accounting Standard 123(R)) in its determination of the type of equity and appropriate award levels for grants.

If the Board agrees to grant equity, it does so in the aggregate and the Compensation Committee is charged with determining the specific allocation of awards to individual recipients. In setting award amounts for the Named Executive Officers, the Compensation Committee considers recommendations from the Chief Executive Officer and from J. Richard, as well as historical grant levels based on the role and position of the executive. Annual award levels have been held close to constant for Named Executive Officers over the past five years.

The Compensation Committee may also make mid-year grants to new hires, upon a promotion, or in other circumstances, in its discretion. Additional mid-year grants also may be made to accomplish specific retention goals. When mid-year grants are approved, the grant date is set as the date that the award is approved by the Compensation Committee, unless the award is approved for a promotion or new hire which will occur in the future. In such case, the grant date will be tied to the date of hire or promotion. Grant dates are never set prior to the date of approval by the Compensation Committee.

In fiscal year 2009, the Compensation Committee adjusted the timing of annual equity grants to occur in December, in order to make all compensation decisions after financial results are available for the prior fiscal year. Equity awards were previously made in October in connection with the approval of the budget for the coming fiscal year. The Compensation Committee decided that fiscal year 2009 would be a transition year with regard to this modification in grant timing, with the grant to the Named Executive Officers and certain other executives to be considered in two stages.

Based on this decision, the Compensation Committee approved a grant to the Named Executive Officers in October 2008 of half the amount of stock options that were awarded in previous years. Then, in December 2008, the Compensation Committee reviewed and approved another equity grant of half the amount of stock options that were awarded in previous years, which brought the total award amounts for the Named Executive Officers to generally the same number of options as awards in prior years.

2009 Equity Awards

In October 2008, the Named Executive Officers received stock options as in prior years. Due to the transition in the timing of the process set by the Compensation Committee, as discussed above, grants to the Named Executive Officers ranged in amount from 16,500 to 33,000 stock options depending on position, which was generally half the award level of prior years. In December 2008, in accordance with the transition in grant timing described above, the Compensation Committee reviewed the grants to the Named Executive Officers and made additional grants in amounts identical to the grants in October 2008. The total combined stock option grants made in October and December 2008 to the Named Executive Officers were generally the same as the stock option award amounts in prior years.

The stock option grants made in October 2008 vest in equal portions over four years on the first through fourth anniversaries of the date of grant. This vesting will accelerate in part or fully if the average closing price of our stock appreciates from 12% to 40% in value. The grants made in December 2008 will vest ratably over four years in equal portions on the first through fourth anniversaries of the date of grant with no acceleration option. The acceleration option was removed to provide additional retention value.

Additional Grant in December 2008

The Compensation Committee reviewed historical grants and determined that additional retention incentives were necessary to provide incentives to retain key talent in our executive team. The majority of equity awards from prior years are composed of stock options which are currently underwater. Therefore, these awards hold very little economic value to the Named Executive Officers, and therefore provide minimal retention value for the Company.

To provide additional retention incentives, the Compensation Committee chose to make an additional grant of equity awards in December 2008 to certain key executives, including the Named Executive Officers. This grant was made with the understanding that it would be in lieu of the expected annual grant to be made the following year in December 2009. The grants were of the same size as the annual awards in prior years and were designed to vest over a five year period. Because of this grant, the Named Executive Officers did not receive an annual stock option grant in fiscal year 2010. In making this decision the Compensation Committee considered the economic and accounting value of the grant, and noted that the combined economic value and accounting cost of the annual grant and the additional grant would be within the aggregate award levels approved by the Board for fiscal 2009, and lower than the overall value and cost of the annual grant in fiscal 2008.

2009 Performance Unit Plan

The Compensation Committee also implemented the use of performance unit awards in fiscal year 2009. These awards were granted in February 2009 under the terms of our 2007 Long Term Incentive Plan to certain executive officers, including the Named Executive Officers, and are designed to vest after three years if certain long-term goals are met. These grants have three potential levels of achievement, a threshold, target and maximum number of shares payable upon achievement of specified gains in earnings per share. If the threshold level of achievement is not met, no shares will be awarded.

The Compensation Committee implemented these awards to provide additional connection between executive compensation and achievement of long-term performance goals. The Compensation Committee is closely focused on metrics for executive compensation, both in short-term and long-term award programs, which will result in positive stockholder returns. The Committee believes that performance shares that vest only upon significant gains in earnings per share provide a strong incentive for executives to deliver those results. The Compensation Committee feels that the earnings levels set for the target award levels represent solid growth for the Company and a sufficient degree of difficulty for our executive team to achieve, but are feasible without giving the Named Executive Officers a target goal that would be too easy to reach.

For the 2009 Performance Unit Plan, our Named Executive Officers will be able to earn a percentage of their awards based upon achievement of the indicated vesting criteria over a three year period:

Performance Level	EPS for Fiscal 2011	Award Achievement
Outstanding	>$3.44	150%
Target	$3.18 to < $3.44	100%
Threshold	$2.93 to <$3.18	50%

The Compensation Committee intends to make this an annual program, with awards of performance shares to key executives which will vest based on the increase in earnings per share at the end of each three year measurement period. At the time of grant, the Compensation Committee, with input from management, will set earnings per share targets for the awards based on reported earnings per share for the most recently completed fiscal year. Each year’s targets will be set to encourage significant, but not unreasonable, gains in our company growth and earnings.

The Compensation Committee feels that the addition of performance share awards to our long-term incentive awards will further increase the connection between executive compensation and our business performance as well as providing increased retention incentives for our key executives.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation in excess of $1,000,000 paid in any fiscal year to its chief executive officer and the other three most highly compensated named executive officers employed at the end of the year (other than its chief financial officer). However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to “qualified performance-based compensation.”

In the course of structuring our compensation policies, the Compensation Committee considers ways to maintain the tax deductibility of the compensation for Named Executive Officers. However, the Compensation Committee intends to retain the necessary discretion to compensate executives in a manner in keeping with overall compensation goals and strategies, and may choose to provide compensation which may not be deductible by reason of Section 162(m). Our equity compensation plan is designed to be performance-based so that full value awards such as the performance awards which vest solely based on performance may be performance-based compensation and deductible under Section 162(m). Stock options granted at or above market value will also be performance based compensation and deductible under Section 162(m). However, full value awards which vest based on time will not be qualified as performance-based and may not be deductible. Our Incentive Payment Plan has not been approved by our stockholders, and therefore bonuses payable under such plan do not qualify as performance-based compensation under Section 162(m).

Conclusion

The Compensation Committee believes that each element of compensation and the total compensation provided to each of our Named Executive Officers is reasonable and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to our performance and returns to our stockholders. The Compensation Committee believes that our compensation programs will allow us to continue to attract and retain a top performing management team.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows compensation paid to the individuals who served as our Named Executive Officers.

Name and Principal Position	Year	Salary		Option Awards (1)		Stock Awards (1)		Non-Equity Incentive Plan Compensation		Change in Pension Value (2)		All Other Compensation (3)		Total
Robert S. Weiss President & Chief Executive Officer	2009 2008 2007	$ $ $	600,000 600,000 475,000	$ $ $	1,125,639 1,084,937 906,036	$ $ $	25,371 -0- -0-	$ $ $	258,000 222,000 103,838	$ $ $	112,067 17,838 33,590	$ $ $	17,559 19,543 14,746	$ $ $	2,026,569 1,926,480 1,499,620

Eugene J. Midlock Senior Vice President & Chief Financial Officer	2009 2008 2007	$ $ $	380,000 371,696 329,333	$ $ $	519,211 545,789 315,813	$ $ $	11,417 -0- -0-	$ $ $	98,040 78,932 93,531	$ $ $	37,789 25,422 24,732	$ $ $	20,490 21,689 173,574	$ $ $	1,029,159 1,018,106 912,251

Paul L. Remmell President & Chief Operating Officer of CooperSurgical	2009 2008	$ $	295,000 295,000	$ $	503,817 498,550	$ $	106,823 61,532	$ $	199,125 170,584	$ $	51,739 171	$ $	10,256 9,200	$ $	1,115,020 1,034,866

John A. Weber President, CooperVision	2009 2008	$ $	360,000 355,211	$ $	617,094 652,138	$ $	11,417 -0-	$ $	92,880 83,664	$ $	18,043 5,087	$ $	13,279 8,129	$ $	1,094,670 1,099,141

Nicholas J. Pichotta Chief Executive Officer of CooperSurgical	2009 2008 2007	$ $ $	300,000 300,000 285,000	$ $ $	503,817 498,550 389,585	$ $ $	8,372 -0- -0-	$ $ $	209,250 176,850 181,260	$ $ $	74,813 29,614 37,997	$ $ $	50,260 50,930 45,710	$ $ $	1,071,699 1,026,331 901,555

(1)	Amounts shown in the Option Awards and Stock Awards columns reflect our accounting expense for equity awards during the indicated fiscal year and do not reflect whether the recipient has actually realized a financial benefit from the awards, such as by vesting in a restricted stock unit award. This column represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year for the fair value of stock options and RSUs granted to the named executive officers in accordance with ASC 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, including information on the valuation assumptions with respect to grants made prior to fiscal 2010, refer to Note 10 of the financial statements in our Annual Report on Form 10-K for the year ended October 31, 2009, as filed with the SEC. See the Grants of Plan-Based Awards table for additional information on awards made in fiscal 2009.

The aggregate Grant Date Fair Value of Awards made in 2009 to the Named Executive Officers was:

Name	Option Awards	Stock Awards (a)
Robert S. Weiss	$553,350	$93,900
Eugene J. Midlock	$318,375	$42,255
Paul L. Remmell	$233,475	$30,987
John A. Weber	$318,375	$42,255
Nicholas J. Pichotta	$233,475	$30,987

(a)	Stock awards reflect the grant of performance share awards to the Named Executive Officers in February 2009. These awards are discussed in detail above in the Compensation Discussion and Analysis on page 19.

(2)	Change in value of accumulated pension benefits for 2009 was calculated as the difference between the value of accumulated benefits at October 31, 2009 and the value of accumulated benefits at October 31, 2008. The value of benefits at October 31, 2009 is based on a 5.75% discount rate and the RP2000 Mortality Tables, the value of benefits at October 31, 2008 is based on a 7.00% discount rate and the RP2000 Mortality Tables and the value of benefits at October 31, 2007 is based on a 6.25% discount rate and the RP2000 Mortality Tables.

(3)	Amounts included in the All Other Compensation column consist of the following amounts:

Name	Year	Company’s 401(k) Contributions	Automobile allowance and expenses	Income associated to life insurance	Annual Living Expenses	Partial buyout of Unfunded Pension Plan
Robert S. Weiss	2009	$2,000	$9,618	$5,940	n/a	n/a
	2008	$2,000	$9,062	$8,481	n/a	n/a
	2007	$2,000	$9,215	$3,531	n/a	n/a
Eugene J. Midlock	2009	$2,000	$9,041	$9,449	n/a	n/a
	2008	$2,000	$12,857	$6,833	n/a	n/a
	2007	$2,000	$7,200	$2,245	n/a	$162,129
Paul L. Remmell	2009	$2,000	$7,200	$1,056	n/a	n/a
	2008	$2,000	$7,200	n/a	n/a	n/a
John A. Weber	2009	$2,000	$10,074	$1,206	n/a	n/a
	2008	$2,000	$4,972	$1,157	n/a	n/a
Nicholas J. Pichotta	2009	$2,000	$6,067	$6,193	$36,000	n/a
	2008	$2,000	$7,419	$5,511	$36,000	n/a
	2007	$2,000	$5,829	$1,881	$36,000	n/a

Narrative to Summary Compensation Table

Other Compensation

Our Named Executive Officers receive limited non-salary based compensation. This additional compensation generally takes the form of automobile allowances and amounts provided in accordance with benefit plans which are also available to most of our employees, such as life insurance and matching contributions to 401(k) retirement accounts. In all cases the Compensation Committee reviews these amounts and takes them into consideration when reviewing overall executive compensation. Approval of perquisites and other non-salary based compensation is limited and in most cases does not exceed $20,000 annually, with the exception of Mr. Pichotta who receives a set stipend of $36,000 per year for his annual living expenses in accordance with his employment arrangement with us. This living expense arrangement has been terminated as of the end of fiscal year 2009 and will not apply to Mr. Pichotta’s future compensation.

Grants of Plan-Based Awards

This table presents information regarding the possible awards payable under our 2009 Incentive Payment Plan and the value of certain equity awards made in the 2009 fiscal year. The 2009 Incentive Payment Plan and calculation of awards are discussed in detail in the Compensation Discussion and Analysis on page 19.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (3)	Grant Date Fair Value of Stock and Option Awards (4)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Robert S. Weiss	12/10/08	—	—	—	—	—	—	33,000	$153,450
	12/10/08	—	—	—	—	—	—	20,000	$86,400
	12/11/08	—	—	—	—	—	—	66,000	$313,500
	2/10/09	—	—	—	5,000	10,000	15,000	—	$93,900
	12/9/09	$6,000	$600,000	$1,200,000	—	—	—	—	—

Eugene J. Midlock	12/10/08	—	—	—	—	—	—	22,500	$104,625
	12/11/08	—	—	—	—	—	—	45,000	$213,750
	2/10/09	—	—	—	2,250	4,500	6,750	—	$42,255
	12/9/09	$2,238	$223,800	$447,600	—	—	—	—	—

John A. Weber	12/10/08	—	—	—	—	—	—	22,500	$104,625
	12/11/08	—	—	—	—	—	—	45,000	$213,750
	2/10/09	—	—	—	2,250	4,500	6,750	—	$42,255
	12/9/09	$1,917	$191,732	$383,465	—	—	—	—	—

Nicholas J. Pichotta	12/10/08	—	—	—	—	—	—	16,500	$76,725
	12/11/08	—	—	—	—	—	—	33,000	$156,750
	2/10/09	—	—	—	1,650	3,300	4,950	—	$30,987
	12/9/09	$50,625	$135,000	$270,000	—	—	—	—	—

Paul L. Remmell	12/10/08	—	—	—	—	—	—	16,500	$76,725
	12/11/08	—	—	—	—	—	—	33,000	$156,750
	2/10/09	—	—	—	1,650	3,300	4,950	—	$30,987
	12/9/09	$49,781	$132,750	$265,500	—	—	—	—	—

(1)	Amounts represent the threshold, target and maximum cash bonus amounts which could have been paid to each Named Executive Officer under our 2009 Incentive Payment Plan. The final award amounts for 2009 were approved on the date indicated in the Grant Date column and the value of the final award amounts are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 32.

(2)	Amounts represent the threshold, target and maximum amounts of shares distributable under performance share awards granted on under our Amended and Restated 2007 Long-Term Incentive Plan. Awards will vest on the achievement of specified levels of earnings per share in fiscal year 2011 as follows:

Performance Level	Performance Measure	Payout (% of the Target)
Outstanding	>$3.44	150%
Target	$3.18 to < $3.44	100%
Threshold	$2.93 to <$3.18	50%
Below Threshold	<$2.93	0%

(3)	Option awards listed in this column were granted on December 10, 2008 and December 11, 2008 at exercise prices of $13.21 and $13.10, respectively. The options will vest according to the following schedules:

a.	Options granted to all named executives on December 10, 2008 will vest in equal portions on each of the first through fourth anniversaries of the date of grant.

b.	The grant of 20,000 options to Mr. Weiss on December 10, 2008 vested on October 31, 2009. This grant is discussed in further detail in the Compensation Discussion and Analysis.

c.	Options granted to all named executives on December 11, 2008 will vest in equal portions on each of the first through fifth anniversaries of the date of grant.

(4)	Amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value recognized with respect to the 2009 fiscal year in accordance with SFAS 123R. For a discussion of valuation assumptions, see Note 10, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2009.

Outstanding Equity Awards at Fiscal Year End

This table provides information regarding the equity award holdings of the Named Executive Officers as of the end of the 2009 fiscal year.

	Option Awards						Stock Awards
Name	Number Of Securities Underlying Unexercised Options (Exercisable)	Number Of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Robert S. Weiss	54,000	-0-	-0-	$25.18	(1)	Oct 23, 2011	-0-	$-0-		-0-	$-0-
	54,000	-0-	-0-	$26.75	(2)	Oct 29, 2012	-0-	$-0-		-0-	$-0-
	54,000	-0-	-0-	$41.44	(3)	Oct 27, 2013	-0-	$-0-		-0-	$-0-
	54,000	-0-	-0-	$68.66	(4)	Oct 26, 2014	-0-	$-0-		-0-	$-0-
	-0-	-0-	54,000	$67.65	(5)	Oct 27, 2015	-0-	$-0-		-0-	$-0-
	-0-	-0-	54,000	$57.95	(6)	Oct 23, 2011	-0-	$-0-		-0-	$-0-
	33,000	33,000	-0-	$42.65	(7)	Oct 25, 2017	-0-	$-0-		-0-	$-0-
	33,000	-0-	-0-	$15.83	(8)	Oct 30, 2018	-0-	$-0-		-0-	$-0-
	-0-	33,000	-0-	$13.21	(9)	Dec 09, 2018	-0-	$-0-		-0-	$-0-
	20,000	-0-	-0-	$13.21	(10)	Dec 09, 2018	-0-	$-0-		-0-	$-0-
	-0-	66,000	-0-	$13.10	(11)	Dec 11, 2018	-0-	$-0-		-0-	$-0-
	-0-	-0-	-0-	$-0-		Feb 9, 2019	-0-	$-0-		5,000	$140,050	(17)

Eugene J. Midlock	5,000	-0-	15,000	$73.40	(12)	Jan 25, 2015	-0-	$-0-		-0-	$-0-
	-0-	-0-	20,000	$67.65	(5)	Oct 27, 2015	-0-	$-0-		-0-	$-0-
	-0-	-0-	20,000	$57.95	(6)	Oct 23, 2011	-0-	$-0-		-0-	$-0-
	13,750	13,750	-0-	$42.65	(7)	Oct 25, 2017	-0-	$-0-		-0-	$-0-
	13,125	4,375	-0-	$29.93	(13)	Mar 16, 2018	-0-	$-0-		-0-	$-0-
	22,500	-0-	-0-	$15.83	(8)	Oct 30, 2018	-0-	$-0-		-0-	$-0-
	-0-	22,500	-0-	$13.21	(9)	Dec 09, 2018	-0-	$-0-		-0-	$-0-
	-0-	45,000	-0-	$13.10	(11)	Dec 11, 2018	-0-	$-0-		-0-	$-0-
	-0-	-0-	-0-	$-0-		Feb 9, 2019	-0-	$-0-		2,250	$63,023	(17)

Paul L. Remmell	40,000	-0-	-0-	$29.50	(14)	Mar 24, 2013	-0-	$-0-		-0-	$-0-
	20,000	-0-	-0-	$41.44	(3)	Oct 27, 2013	-0-	$-0-		-0-	$-0-
	20,000	-0-	-0-	$68.66	(4)	Oct 26, 2014	-0-	$-0-		-0-	$-0-
	-0-	-0-	25,000	$67.65	(5)	Oct 27, 2015	-0-	$-0-		-0-	$-0-
	-0-	-0-	25,000	$57.95	(6)	Oct 23, 2011	-0-	$-0-		-0-	$-0-
	16,500	16,500	-0-	$42.65	(7)	Oct 25, 2017	-0-	$-0-		-0-	$-0-
	-0-	-0-	-0-	$-0-		Mar 19, 2012	12,500	$350,125	(16)	-0-	$-0-
	16,500	-0-	-0-	$15.83	(8)	Oct 30, 2018	-0-	$-0-		-0-	$-0-
	-0-	16,500	-0-	$13.21	(9)	Dec 09, 2018	-0-	$-0-		-0-	$-0-
	-0-	33,000	-0-	$13.10	(11)	Dec 11, 2018	-0-	$-0-		-0-	$-0-
	-0-	-0-	-0-	$-0-		Feb 9, 2019	-0-	$-0-		1,650	$46,217	(17)

	Option Awards						Stock Awards
Name	Number Of Securities Underlying Unexercised Options (Exercisable)	Number Of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John A. Weber	5,000	-0-	15,000	$73.40	(12)	Jan 25, 2015	-0-	$-0-	-0-	$-0-
	-0-	-0-	30,000	$67.65	(5)	Oct 27, 2015	-0-	$-0-	-0-	$-0-
	-0-	-0-	30,000	$57.95	(6)	Oct 23, 2011	-0-	$-0-	-0-	$-0-
	16,500	16,500	-0-	$42.65	(7)	Oct 25, 2017	-0-	$-0-	-0-	$-0-
	9,000	3,000	-0-	$29.93	(13)	Mar 16, 2018	-0-	$-0-	-0-	$-0-
	22,500	-0-	-0-	$15.83	(8)	Oct 30, 2018	-0-	$-0-	-0-	$-0-
	-0-	22,500	-0-	$13.21	(9)	Dec 09, 2018	-0-	$-0-	-0-	$-0-
	-0-	45,000	-0-	$13.10	(11)	Dec 11, 2018	-0-	$-0-	-0-	$-0-
	-0-	-0-	-0-	$-0-		Feb 9, 2019	-0-	$-0-	2,250	$63,023	(17)

Nicholas J. Pichotta	10,000	-0-	-0-	$41.44	(3)	Oct 27, 2013	-0-	$-0-	-0-	$-0-
	20,000	-0-	-0-	$68.66	(4)	Oct 26, 2014	-0-	$-0-	-0-	$-0-
	-0-	-0-	25,000	$67.65	(5)	Oct 27, 2015	-0-	$-0-	-0-	$-0-
	-0-	-0-	25,000	$57.95	(6)	Oct 23, 2011	-0-	$-0-	-0-	$-0-
	16,500	16,500	-0-	$42.65	(7)	Oct 25, 2017	-0-	$-0-	-0-	$-0-
	16,500	-0-	-0-	$15.83	(8)	Oct 30, 2018	-0-	$-0-		$-0-
	-0-	16,500	-0-	$13.21	(9)	Dec 09, 2018	-0-	$-0-	-0-	$-0-
	-0-	33,000	-0-	$13.10	(11)	Dec 11, 2018	-0-	$-0-	-0-	$-0-
	-0-	-0-	-0-	$-0-		Feb 9, 2019	-0-	$-0-	1,650	$46,217	(17)

(1)	Options were granted on October 24, 2001 and became vested and exercisable on May 25, 2003.

(2)	Options were granted on October 30, 2002 and became vested and exercisable in equal portions on each of April 10, 2003 and April 10, 2005.

(3)	Options were granted on October 27, 2003 and became vested and exercisable in equal amounts on each of May 1, 2004, May 2, 2005, May 1, 2006 and May 1, 2007.

(4)	Options were granted on October 26, 2004 and became vested and exercisable as follows:
a.	one-quarter on each of May 2, 2005 and May 1, 2006; and
b.	one-half on October 26, 2009.

(5)	Options were granted on October 27, 2005 and will become vested and exercisable as follows:
a.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $75.77;
b.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $81.18;
c.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $87.95; and
d.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $94.71.

All options not otherwise vesting according to these terms will vest and become exercisable on October 27, 2010.

(6)	Options were granted on October 24, 2006 and will become vested and exercisable as follows:
a.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $64.90;
b.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $69.54;
c.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $75.34; and
d.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $81.13, but not before May 1, 2010.

All options not otherwise vesting according to these terms will vest and become exercisable on May 24, 2011.

(7)	Options were granted on October 25, 2007 and become vested and exercisable as follows:
a.	one-quarter on each of October 25, 2008 and October 25, 2009;
c.	one-quarter on the earlier of October 25, 2010 or when the average stock price over a 30 trading day period meets or exceeds $55.45; and
d.	one-quarter on the earlier of October 25, 2011 or when the average stock price over a 30 trading day period meets or exceeds $59.71.

(8)	Options were granted on October 30, 2008 and became vested and exercisable in equal portions on each of February 1, 2009, February 4, 2009, February 25, 2009 and March 29, 2009.

(9)	Options were granted on December 10, 2008 and will become vested and exercisable in equal portions on each of the first through fourth anniversaries of the date of grant.

(10)	Options were granted on December 10, 2008 and became vested on October 31, 2009.

(11)	Options were granted on December 11, 2009 and will become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(12)	Options were granted on January 25, 2005 and will become vested and exercisable as follows:
a.	one-quarter on July 26, 2005;
b.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $88.08;
c.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $95.42; and
d.	one-quarter when the average stock price over a 30 trading day period meets or exceeds $102.76.

All options not otherwise vesting according to these terms will vest and become exercisable on January 25, 2010.

(13)	Options were granted on March 17, 2008 and become vested and exercisable as follows:
a.	three-quarters in equal portions on each of on April 22, 2008, May 1, 2008, and June 14, 2008; and
b.	one-quarter on the earlier of March 17, 2012 or when the average stock price over a 30 trading day period meets or exceeds $41.90.

(14)	Options were granted on July 7, 2003 and became vested in equal portions on: July 22, 2003, September 16, 2003, December 5, 2003, July 22, 2004, September 16, 2004, December 5, 2004, July 22, 2005, September 16, 2005, and December 5, 2005.

(15)	Options were granted on March 25, 2003 and became vested in equal portions on: July 22, 2003, September 16, 2003, December 5, 2003, July 22, 2004, September 16, 2004, December 5, 2004, July 22, 2005, September 16, 2005, and December 5, 2005.

(16)	Award granted as RSUs on March 18, 2008 and valued at $28.01 per share, the closing price of our stock on October 31, 2009. The units will vest in equal portions on each of March 18, 2010 and March 18, 2012.

(17)	Performance Units granted on February 10, 2009 which will vest depending on the achievement of specified levels of growth in earnings per share for fiscal year 2011. Share amounts represent threshold payout amounts and are valued at $28.01 per share, the closing price of our stock on October 31, 2009.

Option Exercises and Stock Vested

The following table details the number of shares acquired on exercise of stock options during the 2009 fiscal year by the Named Executive Officers:

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Robert S. Weiss	-0-	$-0-
Eugene J. Midlock	-0-	$-0-
Paul L. Remmell	-0-	$-0-
John A. Weber	-0-	$-0-
Nicholas J. Pichotta	16,500	$232,155

Pension Benefits Table

Credited service and value of the accumulated benefits payable as of October 31, 2009 under our Retirement Income Plan at the normal retirement age of 65 are as follows:

Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Robert S. Weiss	31.75	$519,562	$-0-
Eugene J. Midlock	3.75	$104,777	$-0-
Paul L. Remmell	18.33	$155,265	$-0-
John A. Weber	3.75	$35,762	$-0-
Nicholas J. Pichotta	20.75	$442,794	$-0-

(1)	Present value is calculated as of the October 31, 2009 measurement date and is based on a 5.75% discount rate and the RP2000 Mortality Tables. Messrs. Midlock and Pichotta are both over age 65, and therefore the present value of their accumulated benefit reflects their actual annual accrued benefit as of October 31, 2009.

Narrative to Pension Benefits Table

Our Retirement Income Plan, or RIP, was adopted in December 1983. The majority of our U.S. employees who work at least 1,000 hours per year are covered by the RIP. For services performed after December 31, 1988, members are entitled to an annual retirement benefit equal to 0.60% of base annual compensation up to $10,000, and 1.20% of base annual compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. For service prior to January 1, 1989, members are entitled to an annual retirement benefit equal to 0.75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.50% of base annual compensation in excess of the Social Security Wage Base for each year of service.

Based on the current accumulated benefits for the Named Executive Officers, the estimated annual benefits payable under the RIP upon retirement at the normal retirement age of 65 are as follows:

Officer	Estimated Annual Benefits Payable (1)
Robert S. Weiss	$62,222
Eugene J. Midlock	$10,105
Paul L. Remmell	$71,237
John A. Weber	$61,706
Nicholas J. Pichotta	$42,708

(1)	Messrs. Midlock and Pichotta are both over age 65, and the estimated annual benefits payable reflects their annual payable benefit as of October 31, 2009.

Potential Payments Upon Termination or Change in Control

During the 2009 fiscal year, we had agreements in place with each of the Named Executive Officers that govern the terms of post-employment compensation in the event of a termination or change in control. All except the agreements with Messrs. Weiss and Pichotta are subject to our Change in Control Severance Plan adopted on May 21, 2007. The Change in Control Severance Plan provides severance benefits to certain of our key employees as recommended by management. Agreements under this plan require the approval of the Compensation Committee before they are offered to executives. The Change in Control Severance Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. At the time of this proxy statement, approximately 20 employees have agreements in place under this plan.

The following tables provide estimated amounts payable to each of the Named Executive Officers assuming termination of employment on October 31, 2009. The tables assume that the value at termination of outstanding equity awards is $28.01, which was the fair market value of our common stock on October 31, 2009. Upon termination of employment, amounts due to Messrs. Weiss, Midlock, Weber and Remmell will be paid in monthly installments. Amounts due to Mr. Pichotta will be paid in one lump sum within 60 days of his termination.

Robert S. Weiss

Our severance agreement with Robert S. Weiss originally took effect on August 21, 1989. Under the agreement, Mr. Weiss would be entitled to a payment of up to 150% of his base salary in the event of his: (i) termination without cause, (ii) termination within 90 days of a change in control event, (iii) voluntary resignation with good reason or (iv) separation after a request to relocate more than 50 miles from his current workplace. He would also be entitled to a pro rated portion of his bonus under the applicable Incentive Payment Plan, immediate vesting in his outstanding equity awards and his accrued benefits under the Retirement Income Plan, and continued coverage under our benefits program for up to 18 months.

The agreement with Mr. Weiss also provides for certain limited payments in the event that he voluntarily resigns his position without good reason. Mr. Weiss is required to provide us a minimum of 45 days notice of his resignation and can receive a percentage of his current annual base salary equal to the number of days notice provided divided by 360, to a maximum of 25%.

	Voluntary Resignation	Termination without Cause or Resignation for Good Reason	Termination after Change of Control or Separation After Request to Relocate	Retirement	Death
Severance Payment (1)	$150,000	$900,000	$600,000	$-0-	$900,000
Incentive Payment Plan (2)	$258,000	$258,000	$258,000	$258,000	$258,000
Pension Benefits (3)	$519,652	$519,652	$519,652	$519,652	$519,652
Equity Awards (4)	$-0-	$2,391,260	$2,391,260	$918,800	$918,800
Benefits (5)	$5,030	$30,180	$20,120	$296,000	$800,000

Total Payable on Separation	$932,682	$4,099,092	$3,789,032	$1,992,452	$3,396,452

(1)	Represents 25% of base salary for fiscal year 2009, the maximum amount allowed under the agreement, in the event of a voluntary resignation without good reason with a minimum of 45 days notice. Represents 150% of base salary for fiscal year 2009 in the event of termination without cause or voluntary termination with good reason. Represents 100% of base salary for fiscal year 2009 upon termination within 90 days of a change in control or after a request to relocate.

Mr. Weiss’ severance agreement provides that if he is entitled to payment for any of the above reasons, his estate will receive the same payments in the event of his death. For purposes of estimating payments on death for the above table, the maximum payout of 150% of base salary has been used. No severance is paid upon retirement under Mr. Weiss’ agreement or company policy.

(2)	Represents the bonus award payable to Mr. Weiss under the 2009 Incentive Payment Plan, which was earned in full as of October 31, 2009.

(3)	Upon termination, Mr. Weiss will fully vest in all benefits due under our Retirement Income Plan, or receive substantially equivalent benefits in the event the terms of the Retirement Income Plan prevent immediate vesting. For further information on the Retirement Income Plan see the Pension Benefits Table on page 38.

(4)	Upon termination without cause, voluntary resignation with good reason, termination after a change in control or separation after a request to relocate, Mr. Weiss’ outstanding stock options which were not vested will immediately become fully vested and exercisable. Amounts provided in this row show the value of the stock awards subject to acceleration at a stock price of $28.01, which was the closing price of our stock on October 31, 2009.

In the event of retirement or death, outstanding equity awards will be treated in accordance with the terms of their associated agreements. Generally, stock options that are unvested at the date of the holder’s retirement or death will be forfeit. Vested options will remain outstanding and exercisable for a term of three years from the date of retirement or one year from the date of death.

(5)	Mr. Weiss and his dependents will be eligible to continue participation in our insurance plans until all severance benefits have been paid. Amounts presented reflect the value of benefits over 12 months in the event of termination within 90 days of a change in control or after a request to relocate and over 18 months in the event of termination without cause or voluntary termination with good reason.

Nicholas J. Pichotta

Our employment and severance agreement with Nicholas J. Pichotta originally took effect on April 26, 1990 and was amended November 1, 1992. Under the agreement, Mr. Pichotta would be entitled to a payment of 100% of his base salary in the event of his: (i) termination by the Company without cause, (ii) resignation without good reason within 90 days of a change in control event or (iii) voluntary resignation with good reason.

Mr. Pichotta’s payment would increase to 150% of his base salary in the event of his: (i) termination within 6 months of a change in control or (ii) separation after a request to relocate more than 50 miles from his current workplace. In the event of Mr. Pichotta’s death, his estate would be entitled to receive a payment of 200% of his base salary.

He would also be entitled to a pro rated portion of his bonus under the applicable Incentive Payment Plan, immediate vesting in his currently accrued benefits under the Retirement Income Plan, continued payment of his automobile allowance for 90 days from the date of termination and continued coverage under the Company’s benefits program for up to 18 months from the date of termination in the event of termination for any of these reasons.

Our agreement with Mr. Pichotta also provides for certain limited payments in the event that he voluntarily resigns his position without good reason. In the event of such resignation, Mr. Pichotta must provide us with a minimum of 90 days notice of the resignation and he will receive a severance payment equal to 25% of his annual base salary.

	Voluntary Resignation	Termination without Cause or Resignation for Good Reason	Termination after Change of Control	Separation After Request to Relocate	Retirement	Death
Severance Payment (1)	$75,000	$300,000	$450,000	$450,000	$-0-	$600,000
Incentive Payment Plan (2)	$209,250	$209,250	$209,250	$209,250	$209,250	$209,250
Pension Benefits (3)	$442,794	$442,794	$442,794	$442,794	$442,794	$442,794
Perquisites (4)	$-0-	$900	$900	$900	$900	$900
Equity Awards (5)	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
Benefits (6)	$17,505	$31,509	$31,509	$31,509	$-0-	$390,000

Total Payable on Separation	$744,549	$984,453	$1,134,453	$1,134,453	$652,944	$1,642,944

(1)	Represents 100% of base salary for fiscal year 2009 in the event of termination without cause or voluntary resignation without good reason within 90 days of a change in control. Represents 150% of base salary for fiscal year 2009 in the event of separation after a request to relocate or termination within six months of a change in control. Represents 25% of base salary for fiscal year 2009 in the event of a voluntary resignation without good reason with a minimum of 90 days notice. Represents 200% of base salary in the event of death.

(2)	Represents the bonus award payable to Mr. Pichotta under the 2009 Incentive Payment Plan which was earned in full as of October 31, 2009.

(3)	Upon termination, other than voluntary resignation, Mr. Pichotta will fully vest in all benefits due under the Company’s Retirement Income Plan, or receive substantially equivalent benefits in the event the terms of the Retirement Income Plan prevent immediate vesting. (The Retirement Income Plan is discussed above in connection with the Pension Benefits Table on page 38.)

(4)	Upon termination, other than voluntary resignation, Mr. Pichotta will be entitled to continued payment of his automobile allowance for 90 days from the date of termination.

(5)	In the event of Mr. Pichotta’s termination, outstanding equity awards will be treated in accordance with the terms of the associated award agreements. Generally, stock options that are unvested at the date of the holder’s termination will be forfeit. Vested options will remain outstanding and exercisable for a term of three months from the termination date in the case of a termination without cause, three years from the date of retirement or one year from the date of death. Amounts provided in this row show the value of the stock awards which would be available upon termination at a stock price of $28.01, which was the closing price of our stock on October 31, 2009.

(6)	In the event that Mr. Pichotta’s employment is terminated, he and his dependents will be eligible to continue participation in the Company’s life, accident, long-term disability, health and dental group insurance plans for up to 18 months after the date of termination. Amounts in this column reflect the value of benefits, based on benefits paid in the 2009 fiscal year, over 24 months.

Other Named Executive Officers

We have change in control agreements in place under our Change in Control Severance Plan with each of Messrs. Midlock, Weber and Remmell that took effect on June 8, 2007. These agreements continue in effect until the executive’s employment terminates and all severance obligations have been fulfilled. Under the agreements, each of these executives would be entitled to a payment of 200% of their base salary in the event of either termination without cause or voluntary resignation with good reason within one year of a change in control event.

Each executive would also be entitled to a pro rated portion of their bonus under the applicable Incentive Payment Plan, immediate vesting in their outstanding equity awards and their currently accrued benefits under the Retirement Income Plan, continued coverage under our benefits program for up to 24 months and payment of all salary and vacation which was accrued but unpaid at the date of termination.

If employment terminates for these Named Executive Officers other than as provided for in their change in control agreements, the standard Company severance policies for all employees will apply. The following table provides information regarding the amounts payable to these executives in the event of a termination of employment:

	Termination without Cause	Termination after Change of Control	Resignation with Good Reason	Retirement	Death
Eugene J. Midlock
Severance Payment (1)	$84,249	$760,000	$760,000	$-0-	$-0-
Incentive Payment Plan (2)	$98,040	$98,040	$98,040	$98,040	$98,040
Accumulated Pension Benefits (3)	$-0-	$104,777	$104,777	$104,777	$104,777
Equity Awards (4)	$274,050	$1,278,000	$1,278,000	$274,050	$274,050
Benefits (5)	$7,199	$57,595	$57,595	$-0-	$94,650

Total Payable on Separation	$463,538	$2,298,412	$2,298,412	$476,867	$571,517

John A. Weber
Severance Payment (1)	$47,191	$720,000	$720,000	$-0-	$-0-
Incentive Payment Plan (2)	$92,880	$92,880	$92,880	$92,880	$92,880
Accumulated Pension Benefits (3)	$-0-	$35,762	$35,762	$35,762	$35,762
Equity Awards (4)	$274,050	$1,278,000	$1,278,000	$274,050	$274,050
Benefits (5)	$4,800	$57,595	$57,595	$-0-	$720,000

Total Payable on Separation	$418,921	$2,184,237	$2,184,237	$402,692	$1,122,692

	Termination without Cause	Termination after Change of Control	Resignation with Good Reason	Retirement	Death
Paul L. Remmell
Severance Payment (1)	$147,500	$590,000	$590,000	$-0-	$-0-
Incentive Payment Plan (2)	$199,125	$199,125	$199,125	$199,125	$199,125
Accumulated Pension Benefits (3)	$155,265	$155,265	$155,265	$155,265	$155,265
Equity Awards (4)	$200,970	$1,287,325	$1,287,325	$200,970	$200,970
Benefits (5)	$7,277	$29,109	$29,109	$-0-	$591,000

Total Payable on Separation	$710,137	$2,260,824	$2,260,824	$555,360	$1,146,360

(1)	Represents 200% of base salary for fiscal year 2009 in the event of termination without cause or resignation for good reason within one year of a change in control, and represents the severance due per Company policy for all employees in the event of other termination without cause. No severance is due upon retirement or death of the executive.

The severance payment for Mr. Remmell reflects 6 months severance. The severance policy for CooperSurgical is discretionary and severance is determined on a case by case basis. Vice-president level executives have historically received 6 months severance and we are using this amount to estimate Mr. Remmell’s severance in the event of a termination. His actual severance payment may differ.

(2)	Represents the bonus award payable under the 2009 Incentive Payment Plan which was earned in full as of October 31, 2009.

(3)	Upon termination without cause or resignation with good reason after a change in control, all benefits due under our Retirement Income Plan will vest in full. If the terms of the Retirement Income Plan prevent immediate vesting the executive will receive substantially equivalent benefits.

Upon termination for other reasons, executives who are vested in the Retirement Income Plan will retain accrued benefits. These benefits will be paid upon the executive’s application for retirement benefits in accordance with the terms of the Retirement Income Plan. In the event of the executive’s death, benefits are payable to the estate. As of October 31, 2009, Messrs. Midlock and Weber were not vested in the Retirement Income Plan.

For further information on the Retirement Income Plan see the Pension Benefits Table on page 38.

(4)	Upon termination after a change in control or resignation with good reason after a change in control, all outstanding equity awards will immediately become fully vested. Amounts provided in this row show the value of the stock awards subject to accelerated vesting at a stock price of $28.01, which was the closing price of our stock on October 31, 2009.

In the event of the executive’s termination without cause, retirement or death, outstanding equity awards will be treated in accordance with the terms of the associated award agreements. Generally, stock options that are unvested at the date of the holder’s termination will be forfeit. Vested options will remain outstanding and exercisable for a term of three months from the termination date in the case of a termination without cause, three years from the date of retirement or one year from the date of death. Mr. Remmell’s outstanding RSUs would be immediately forfeited under the terms of the associated award agreement upon any termination of employment.

(5)	Upon termination after a change in control or resignation with good reason after a change in control, the executive and their dependents will be eligible to continue participation in our insurance plans for up to 24 months after the date of termination. Amounts in this row reflect the value of benefits over the severance period or benefits payable under our life insurance policies in the event of the executive’s death.

DIRECTOR COMPENSATION

The Compensation Committee reviews compensation of the Non-Employee Directors and the Board approves compensation amounts based on these recommendations. Directors of a publicly traded company have substantial responsibilities and time commitments, and with recent changes in corporate governance standards, highly qualified and experienced directors are in high demand; therefore, we seek to provide appropriate economic incentives for our directors and to compensate them appropriately for their continued performance, workload and dedication. The Compensation Committee takes these factors into account in making recommendations to the Board with regard to changes in the Non-Employee Director compensation package.

The Compensation Committee also receives an analysis from their independent consultant, J. Richard, with regard to Non-Employee Director compensation. The Compensation Committee reviews and analyzes the information provided by J. Richard in determining whether to recommend changes to the Board. The Board sets total Non-Employee Director compensation at levels it considers appropriate given the competitive market for qualified directors and the time commitment expected of the Non-Employee Directors. Director compensation is reviewed regularly and modified as the Board considers necessary or appropriate.

Stipends and Committee Chair Compensation

We compensate each Non-Employee Director based on service to us, including attendance at meetings and service on committees of the Board. Annual cash retainers, stipends for service as a committee chair and equity compensation grants are designed to correspond to the relative responsibility of each director and are regularly reviewed to ensure they meet this standard.

Directors who are also our employees receive no additional compensation for their service as directors.

For fiscal year 2009, each Non-Employee Director received an annual retainer of $30,000 for their services. Mr. Bender and Dr. Rubenstein each received an additional stipend of $10,000 per year for their service as Chairman of the Board and Lead Director, respectively. Mr. Bender also received an additional consulting fee of $104,167, paid quarterly through March 2009, for services to the Company.

In October 2009, the Board approved changes to the compensation for Mr. Bender in his role as Chairman of the Board. Starting November 1, 2009, Mr. Bender will continue to receive the $30,000 stipend for service as a director, and he will receive an additional stipend of $125,000 for his service as Chairman of the Board. This stipend is designed to reflect the additional responsibilities that Mr. Bender has in his role as Chairman. No change was made to the additional stipend paid to Dr. Rubenstein for his service as Lead Director.

Chair Stipends and Meeting Payments

The Non-Employee Directors who served as Committee Chairs received an additional stipend in recognition of their time devoted to us in this capacity. Stipend amounts are structured to reflect the additional requirements placed on each Committee Chair.

Committee Chair Stipends:
Audit Committee Chair (Steven Rosenberg)	$15,000 per year
Organization & Compensation Committee Chair (Michael Kalkstein)	$12,000 per year
Corporate Governance Committee Chair (Donald Press)	$10,000 per year
Science & Technology Committee Chair (Stanley Zinberg, M.D.)	$10,000 per year
Nominating Committee Chair (Moses Marx)	$1,000 per year

The Non-Employee Directors are also compensated for attendance at meetings as follows:

Fee per Meeting:
Meetings held in person by the Board or any Committee of the Board	$2,000 per meeting
Meetings held telephonically by the Board or any Committee of the Board and lasting more than 2 hours	$2,000 per meeting
Meetings held telephonically by the Board or any Committee of the Board and lasting less than 2 hours	$1,000 per meeting

In the event that more than one meeting occurs on the same day, Non-Employee Directors will not be compensated more than $2,000 per day for meeting attendance.

Non-Employee Directors are also compensated for one travel day in connection with meetings at $2,000 per day and at a rate of $250 per hour, not to exceed $2,000 for any day, for time spent substantially on work for us.

Equity Compensation

In addition to cash compensation, the Non-Employee Directors participate in the 2006 Directors’ Plan, which provides for annual equity grants that may be made in the form of restricted stock awards, restricted stock units and/or stock options. The Board believes that Non-Employee Director compensation, like executive compensation, should contain a significant equity component in order to align director and stockholder interests. Grant dates, award amounts and vesting criteria for these annual equity grants are set by the terms of the 2006 Directors’ Plan.

The 2006 Directors’ Plan was originally approved by stockholders on March 21, 2006, and was amended and restated in March 2009 and subsequently amended in October 2009. The 2006 Directors’ Plan provides for two equity grants to the Non-Employee Directors each November as follows:

(a)

a grant of a designated number of stock options on November 1, or the first business day thereafter if the 1st is on a weekend, with an exercise price equal to 100% of the fair market value, defined as the average of the high and low trading prices of our common stock on the date of grant as reported on http://finance.yahoo.com; and

(b)

a grant of restricted stock on November 15, or the first business day thereafter if the 15th is on a weekend, which entitles each Non-Employee Director to purchase a designated number of shares of restricted stock at par value.

The 2006 Directors’ Plan also provides that, upon appointment to the Board, new Non-Employee Directors receive a grant of stock options and restricted stock as specified in the terms of the 2006 Directors’ Plan, prorated in accordance with the number of months of service remaining in the fiscal year in which they were appointed. Additional grants under the 2006 Directors’ Plan may be made at the Board’s discretion.

The stock options granted in November 2008 vest and become exercisable when the Average Closing Price, as defined in the 2006 Directors’ Plan, of our common stock appreciates 10% from the fair market value on the date of grant or on the fifth anniversary of the grant date, whichever comes first. On November 3, 2008, the Non-Employee Directors received a grant of 10,000 stock options, or 11,400 in the cases of the Chairman and the Lead Director, at an exercise price of $17.09, which became vested and exercisable on February 6, 2009 when the Average Closing Price of our common stock achieved $18.80.

The Board also approved a grant of 10,000 stock options to each of the Non-Employee Directors on December 11, 2008, at an exercise price of $13.08. These options vested on December 11, 2009, the first anniversary of the date of grant. This grant was approved in order to provide additional compensation to the Non-Employee Directors because most prior year awards are underwater and do not provide compensation value as intended. Moreover, the Board determined that a supplemental grant was appropriate and necessary to align our Non-Employee Director equity compensation with that of our peer group.

Restrictions were removed from the restricted stock awards made in the 2009 fiscal year on the first anniversary of the grant date. On November 17, 2008, the Non-Employee Directors received awards for 1,600 shares of restricted stock and restrictions were removed on November 17, 2009.

Stock options and restricted stock granted under the 2006 Directors’ Plan will also become exercisable and have restrictions removed, respectively, when a Non-Employee Director ceases to serve on the Board, unless such service is terminated for cause, as defined in the 2006 Directors’ Plan. Upon cessation of service, restrictions are immediately lifted and options become immediately exercisable and remain exercisable for three years.

Director Compensation Table

The following table sets forth the total cash and equity compensation paid to the Non-Employee Directors for their service on the Board and its committees during the last completed fiscal year. At present, the Non-Employee Directors are not eligible to participate in our pension programs and no deferred compensation or non-equity incentive plans are available to Non-Employee Directors.

Name	Fees Earned or Paid in Cash (1)(5)	Stock Awards (2)(3)	Option Awards (2)(4)	Total
A. Thomas Bender	$208,417	$23,952	$113,521	$345,890
Allan E. Rubenstein, M.D.	$76,000	$23,952	$113,521	$213,473
Michael H. Kalkstein	$99,000	$23,952	$105,197	$228,149
Jody S. Lindell	$82,000	$23,952	$105,197	$211,149
Moses Marx	$49,000	$23,952	$105,197	$178,149
Donald Press	$78,000	$23,952	$105,197	$207,149
Steven Rosenberg	$83,000	$23,952	$105,197	$212,149
Stanley Zinberg, M.D.	$61,000	$23,952	$105,197	$190,149

(1)	Fees earned represent the total fees paid to the named Non-Employee Directors for their service during the most recent fiscal year, including: (i) the annual stipends paid to each Non-Employee Director for their service on the Board, (ii) annual stipends paid to Committee Chairs, (iii) fees for all Board and committee meetings attended during the designated fiscal year and (iv) compensation for other time spent substantially on Company business and travel days.

(2)	The amounts shown are the compensation costs recognized in our financial statements for the 2009 fiscal year in accordance with ASC 718. For a discussion of valuation assumptions, see Note 10, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2009.

(3)	Represents the value of Restricted Stock Awards issued on November 17, 2008 under the 2006 Directors’ Plan. These awards entitle the recipient to purchase 1,600 restricted shares of our common stock, par value of $0.10 per share. The aggregate Grant Date Fair Value of these awards is $23,952 for each director.

At October 31, 2009, each of the listed directors held 5,600 shares of our stock subject to restrictions, inclusive of the shares in the Director Compensation Table, with the exception of Mr. Bender and Ms. Lindell who held 3,600 and 5,267 restricted shares respectively.

(4)	Represents the value of stock options granted on November 3, 2008 and December 11, 2008 under the 2006 Directors’ Plan. Each listed director was granted 10,000 options on November 3, 2008, or 11,400 in the case of Mr. Bender and Dr. Rubenstein, to purchase shares of our common stock. These options have an exercise price equal to the fair market value of our common stock on the date of grant, which was $17.09. Each listed director was also granted 10,000 options on December 11, 2008 to purchase shares of our common stock. These options have an exercise price equal to the fair market value of our common stock on the date of grant, which was $13.08.

The aggregate Grant Date Fair Value of these awards was: $114,172 for each of Mr. Bender and Dr. Rubenstein and $105,800 for each of the other directors.

The Non-Employee Directors had the following options outstanding at October 31, 2009:

Name	Outstanding Options
A. Thomas Bender	446,800
Allan E. Rubenstein, M.D.	100,900
Michael H. Kalkstein	128,000
Jody S. Lindell	59,167
Moses Marx	100,000
Donald Press	145,000
Steven Rosenberg	160,000
Stanley Zinberg, M.D.	130,000

(5)	Amount includes $104,167 paid to Mr. Bender during fiscal 2009 as a consulting fee for services rendered to us.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Bylaws provide that we have no fewer than six and no more than eleven directors serving on the Board. The Board sets the number of seats annually prior to the Annual Meeting. The Board has fixed the number of directors to be elected at the Annual Meeting at eight.

Each nominee presented below, if elected, will serve as a director until the next Annual Meeting or until he or she is succeeded by another qualified director, resigns or is removed from the Board. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee, in which case the proxies will be voted for the alternative nominee, or elect to reduce the size of the Board.

The Nominees

The names of the nominees presented for election as directors at the Annual Meeting are listed below, along with information regarding when they joined the Board, their present principal occupation and recent business experience and their service on other companies’ boards of directors.

Each nominee listed below currently serves on the Board and there are no family relationships between any of the nominees or between the nominees and any of our officers.

Name, Principal Occupation and Other Directorships	Age	Year Commenced Service as a Director of the Company	Identified as Independent?
A. Thomas Bender	71	1994	No

Mr. Bender was elected Chairman of the Board in July 2002 and he served as our President and Chief Executive Officer from May 1995 through his retirement in October 2007. He also served as President of CooperVision, our contact lens subsidiary, from June 1991 to December 2004. He previously served in various operating roles beginning in October 1992. Between 1966 and June 1991, Mr. Bender held a variety of positions at Allergan, Inc., a manufacturer of eye and skin care products, including Corporate Senior Vice President, and President and Chief Operating Officer of Herbert Laboratories, Allergan’s dermatology division. Mr. Bender serves on the board of directors of iScience Interventional, Inc., an ophthalmic surgical device manufacturer, and on its compensation committee. He also serves on the board of SenoRX, Inc. (Nasdaq: SENO), a breast oncology medical device company, and as lead director and chair of its compensation committee. He also serves on the board of Mission Hospital Foundation in Mission Viejo, CA.

Name, Principal Occupation and Other Directorships	Age	Year Commenced Service as a Director of the Company	Identified as Independent?
Michael H. Kalkstein	67	1992	Yes

Mr. Kalkstein was a partner at Dechert LLP, an international law firm, from June 2003 through June 2007 and was Co-chair of the firm’s Intellectual Property Practice Group. He also served as the Managing Partner of Dechert’s Palo Alto office from June 2003 through December 2005. As of June 30, 2007, he has retired from active practice and continues to be “Of Counsel” to Dechert at its Mountain View, CA office. Previously, from September 1999 through May 2003, he was a partner at Oppenheimer, Wolff & Donnelly, LLP, an international law firm, and a member of its Policy and Technologies Committees. He has been a member of the Board of Trustees of Opera San Jose since 1984, serving as its President from 1992 to 1994, and is currently its Vice President of Long Range Planning. He was a member of the Alliance of CEOs from 2001 to June 2007 and was a member of the board of directors of the Law Foundation of Silicon Valley from 2002 to June 2007. Until January 2007, he also served as a director of the Northern California Chapter of the National Association of Corporate Directors.

Jody S. Lindell	58	2006	Yes

Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Until May 2000, Ms. Lindell was a partner with KPMG LLP where she served as Partner-In-Charge of the Industrial Markets and Healthcare and Life Sciences practices for the Western Area. Through September 2007, she served as a director and on the Audit and Director’s Loan Committees for First Republic Bank, a publicly traded financial institution. First Republic Bank was acquired and is no longer publicly traded. Ms. Lindell continues to serve on the advisory board and advisors loan committee for First Republic Bank and is a director-nominee to its board. She currently serves on the board of directors and the audit and compensation committees of PDL BioPharma (NasdaqGS: PDLI). Ms. Lindell is a Certified Public Accountant (inactive).

Donald Press	76	1993	Yes

Mr. Press is Executive Vice President of Broadway Management Co., Inc., an owner and manager of commercial office buildings, and has served in this position since 1981. Mr. Press is also a principal in Donald Press, P.C., a law firm, located in New York City. Mr. Press is a director of The Berkshire Bank, a wholly owned subsidiary of Berkshire Bancorp Inc., and he serves on its audit committee.

Steven Rosenberg	61	1993	Yes

Mr. Rosenberg is President and Chief Executive Officer of Berkshire Bancorp Inc., a publicly traded bank holding company, and has held this position since March 1999. He also served as Vice President, Finance and Chief Financial Officer from March 1990 to March 1999. From September 1987 through March 1990, Mr. Rosenberg was President and Chief Executive Officer of Scomel Industries, Inc., an international marketing and consulting group. Prior to that, he was Vice President of Noel Industries, Inc., an apparel manufacturer and importer. He is currently a director of Berkshire Bancorp Inc.

Name, Principal Occupation and Other Directorships	Age	Year Commenced Service as a Director of the Company	Identified as Independent?
Allan E. Rubenstein, M.D.	65	1992	Yes

Dr. Rubenstein has served as our Vice Chairman and Lead Director since July 2002, and served as Chairman of the Board from July 1994 through July 2002. He served as Acting Chairman of the Board from April 1993 through June 1994. He is Chief Executive Officer of NexGenix Pharmaceuticals and Clinical Professor of Neurology at New York University, School of Medicine (NY). He served as a director of Bioimaging Technologies (BITI, Nasdaq), a specialty clinical trials company, from 2000 to 2003. He is also Medical Director Emeritus of the Children’s Tumor Foundation and a consultant to the National Institutes of Health, the U.S. Food and Drug Administration and the U.S. Department of Defense, where he served as Chair of the Army Neurofibromatosis Research Program Integration Panel in 2001.

Robert S. Weiss	63	1996	No

Mr. Weiss has served as our President since March 2008 and as our Chief Executive Officer since November 2007. He also served as President of CooperVision, our contact lens subsidiary from March 2007 to February 2008. He previously served as our Chief Operating Officer from January 2005 to October 2007 and as Executive Vice President from October 1995 to October 2007. He served as our Chief Financial Officer from September 1989 to January 2005. He served as our Treasurer from 1989 to March 2002. Since joining us in 1977, he has held a number of finance positions both with us and Cooper Laboratories, Inc. (our former parent). Mr. Weiss is also a director of Accuray Incorporated (Nasdaq: ARAY), a company that develops and markets a sophisticated robotic radiosurgery system designed to treat tumors, and serves on its nominating committee and as chair of its audit committee.

Stanley Zinberg, M.D., M.S.	75	1997	Yes

Dr. Zinberg, is a retired obstetrician-gynecologist and has served on the New York State Board for Professional Medical Conduct since November 2008. He also served as Deputy Executive Vice President and Vice President of Practice Activities for the American College of Obstetricians and Gynecologists in Washington, D.C. from 1993 through his retirement in December 2007. From 1981 until 1993 he served as Chief, Obstetrics and Gynecology, and Director, OB-GYN Residency Program at NY Downtown Hospital, where from 1990 through 1992 he also served as President of the Medical Staff and is currently a member of the Board of Trustees. He is certified by the American Board of Obstetrics and Gynecology and is a member of the faculty of the Departments of Obstetrics and Gynecology at New York University School of Medicine, the Cornell University College of Medicine and the Georgetown University School of Medicine. He is the author of numerous editorials, scientific papers and book chapters in the field of women’s healthcare. In addition, Dr. Zinberg obtained a Masters Degree in Health Administration, with an emphasis on not-for-profit finance, in 1990 from the Graduate School of Public Administration of New York University. Currently, Dr. Zinberg is a member of the Executive Committee of the Physician’s Consortium for Performance Improvement and represents the American College of Obstetricians and Gynecologists (ACOG) as an alternate delegate to the American Medical Association House of Delegates. He is a liaison member of ACOG’s Committee on Patient Safety and Quality Improvement. In addition, he is a director of the Westhampton Beach Performing Arts Center, a member of the New York State Board for Professional Medical Conduct, and a member of the Southampton Town Board of Ethics in Southampton, NY.

Other Directors:

Moses Marx is a current member of the Board and has served as one of our independent directors since 1995. He has indicated his intention to retire from service, and he is not standing for re-election to the Board at the 2010 Annual Meeting.

Mr. Marx has been the general partner of United Equities Company LLC since 1954 and General Partner of United Equities Commodities Company since 1972. He is also President of Momar Corporation. All of these are investment companies. He is also chairman of the board and a director of Berkshire Bancorp Inc., a publicly traded bank holding company.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director presented above.

Nominees for director will be elected by the favorable vote of a plurality of the shares represented in person or by proxy at the Annual Meeting.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending October 31, 2010. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects independent auditors for the following fiscal year.

KPMG LLP has served as our independent registered public accounting firm since our incorporation in 1980, and one or more representatives of KPMG LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

The proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

PROPOSAL 3 — STOCKHOLDER PROPOSAL

We have been advised that the Comptroller of the City of New York, acting as the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund and custodian of the New York City Board of Education Retirement System, each of which hold at least $2,000 worth of our common stock, intends to present the following proposal at our Annual Meeting:

Recommendation to Require Majority Vote Standard for Company Directors

RESOLVED: That the shareholders of The Cooper Companies, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement Presented by Stockholder

In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our company presently uses a plurality standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, companies are increasingly adopting a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Statement in Opposition to the Stockholder Proposal

The Board of Directors has carefully reviewed and considered this proposal, and believes that the proposal is not in the best interests of our stockholders at this time. The Board recommends that you vote against it.

Currently we use a plurality standard for the election of our directors, which is the standard mechanism for the election of directors under Delaware law. We feel that a plurality standard for election of directors provides our stockholders with a means to express dissatisfaction with the elected directors, without risking destabilization of the Board. Adoption of this proposal could disrupt orderly function of the Board and increases the possibility of failed elections which would create an additional, and potentially expensive, process of identifying and electing a new director to fill vacant Board positions. Such vacant positions would increase the workload of the remaining directors and potentially disrupt the normal function of our Board committees.

The Board has adopted what it considers to be strong director nomination procedures, and as a company we have strong governance standards and are consistently in the 90th or higher percentile in RiskMetrics’ Corporate Governance Quotient calculations. Our governance standards are designed to enhance accountability to our stockholders and transparency in Board actions, and we do not believe a majority voting standard would significantly improve our governance practices or lead to improved company performance.

Therefore, after careful consideration, the Board recommends a vote against this proposal at this time.

The Board of Directors unanimously recommends that you vote AGAINST this proposal to recommend a majority vote standard for election of directors.

The proposal to recommend the adoption of a majority voting standard in director elections requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Approval would not, by itself, require the Company to adopt a majority vote standard for director elections because the proposal is advisory in nature.

OTHER MATTERS

The Board knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

RECOMMENDATIONS

The Board unanimously recommends that the stockholders vote:

•	FOR the election of the nominees for director named in this Proxy Statement;

•	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year ending October 31, 2010; and

•	AGAINST the stockholder proposal.

When a properly executed proxy in the form enclosed with this Proxy Statement is returned, the shares will be voted as indicated or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board.

By Order of the Board of Directors

A. THOMAS BENDER
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting Date March 17, 2010

■

PROXY
THE COOPER COMPANIES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MARCH 17, 2010 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of The Cooper Companies, Inc., a Delaware corporation, hereby appoints CAROL R. KAUFMAN, DANIEL G. McBRIDE, EUGENE J. MIDLOCK and ROBERT S. WEISS, and each of them, proxies, with full power of substitution, to vote all of the shares of common stock of The Cooper Companies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Cooper Companies, Inc. to be held at The Pleasanton Marriott, 11950 Dublin Canyon Road, Pleasanton, CA, on March 17, 2010 at 9:00 a.m., P.D.T., and at any adjournments or postponements thereof, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2 AND “AGAINST” ITEM 3 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 4.

(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

THE COOPER COMPANIES, INC.

March 17, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Annual Report on Form 10-K

and Proxy Card are available at investor.coopercos.com/financials.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20830300000000000000 8			031710

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1 AND 2 AND “AGAINST” ITEM 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. ELECTION OF EIGHT DIRECTORS. (check one box only)				2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for The	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O A. Thomas Bender O Michael H. Kalkstein O Jody S. Lindell O Donald Press O Steven Rosenberg O Allan E. Rubenstein, M.D. O Robert S. Weiss O Stanley Zinberg, M.D.		Cooper Companies, Inc. for the fiscal year ending October 31, 2010.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. A stockholder proposal.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

4.   In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) for directors as such proxies may select in the event that any nominee(s) named above become unable to serve, and on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

INSTRUCTIONS: Towithhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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